EXHIBIT 99.1

DESCRIPTION

This description of Québec is dated as of June 6, 2011 and appears as Exhibit 99.1 to Québec’s Annual Report on Form 18-K to
the U.S. Securities and Exchange Commission for the fiscal year ended
March 31, 2011.

The delivery of this document at any time does not imply that the information is correct as of any time subsequent to its date. This document (other than as part of a prospectus contained in a registration statement filed under the U.S. Securities Act of 1933) does not constitute an offer to sell or the solicitation of an offer to buy any securities of Québec.

Table of Contents

Foreign Exchange	3

Summary	4

Québec	7

Overview	7

Constitutional Framework	7

Government	8

Native Peoples	8

Economy	11

Economic Developments in 2010	11

Economic Structure	14

Free Trade Agreements	20

Government Finances	24

Financial Administration	24

2010-2011 Preliminary Results	28

2011-2012 Budget	29

Consolidated Revenue Fund Revenue	31

Consolidated Revenue Fund Expenditure	33

Government Employees and Collective Unions	36

Consolidated Non-Budgetary Transactions	37

Government Enterprises and Agencies	40

Enterprises Included in the Government’s Reporting Entity	42

Agencies Which Conduct Fiduciary Transactions That Are Not Included in the Government’s Reporting Entity	45

Public Sector Debt	47

Government Debt	49

Guaranteed Debt	51

Funded Debt of the Municipal Sector and Other Institutions	52

Government’s Commitments	53

Where You Can Find More Information	53

Forward-Looking Statements	54

Supplementary Information	55

FOREIGN EXCHANGE

Canada maintains a floating exchange rate for the Canadian dollar in order to permit the rate to be determined by market forces without intervention except as required to maintain orderly conditions. Annual average noon spot exchange rates for the major foreign currencies in which debt of Québec is denominated, expressed in Canadian dollars, are shown below.

Foreign Currency	2007	2008	2009	2010	2011(1)

United States Dollar	1.0748	1.0660	1.1420	1.0299	0.9767

Japanese Yen	0.0091	0.0104	0.0122	0.0118	0.0119

Swiss Franc	0.8946	0.9840	1.0505	0.9896	1.0639

Pound Sterling	2.1487	1.9617	1.7804	1.5918	1.5785

New Zealand Dollar	0.7892	0.7547	0.7193	0.7430	0.7524

Mexican Pesos	0.0983	0.0959	0.0845	0.0816	0.0820

Australian Dollar	0.8982	0.9002	0.8969	0.9470	1.0038

Euro	1.4691	1.5603	1.5855	1.3661	1.3643

Hong Kong Dollar	0.1377	0.1369	0.1473	0.1326	0.1255

(1)   Monthly average through the end of May 2011.

Source:     Bank of Canada.

In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. The fiscal year of Québec ends March 31. “Fiscal 2011” and “2010-2011” refer to the fiscal year ended March 31, 2011, and, unless otherwise indicated, “2010” means the calendar year ended December 31, 2010. “Fiscal 2012” and “2011-2012” refer to the fiscal year that will end on March 31, 2012. Other fiscal and calendar years are referred to in a corresponding manner. Any discrepancies between the amounts listed and their totals in the tables included in this document are due to rounding.

SUMMARY

The information below is qualified in its entirety by the detailed information provided elsewhere in this document.

Economy

(dollar amounts in millions)

	2006	2007	2008	2009	2010

GDP at current market prices	282,505	295,928	302,748	303,747	317,773

% change – GDP in chained 2002 dollars(1)	1.8%	2.1%	1.1%	-0.3%	2.8%

Personal income	236,642	249,883	260,059	263,213	272,527

Capital expenditures	51,809	57,055	60,118	58,858	64,144

International exports of goods	73,177	69,798	70,760	58,031	59,205

Population at July 1 (in thousands)	7,632	7,687	7,751	7,828	7,907

Unemployment rate	8.1%	7.2%	7.2%	8.5%	8.0%

Consumer Price Index – % change	1.7%	1.6%	2.1%	0.6%	1.2%

Average exchange rate (US$ per C$)	0.88	0.93	0.94	0.88	0.97

Consolidated Financial Transactions(2)

Fiscal year ending March 31

(dollar amounts in millions)

	2008	2009	2010	Preliminary Results 2011(3) (4)	Budget Forecast 2012

Consolidated Revenue Fund

Own-source revenue	49,464	48,773	47,994	46,925	50,336

Federal transfers(5)	13,629	14,023	15,161	15,451	15,039

Total revenue	63,093	62,796	63,155	62,376	65,375

Program spending	(54,826)	(58,550)	(61,579)	(59,819)	(61,284)

Debt service	(7,021)	(6,504)	(6,117)	(6,934)	(7,794)

Total expenditure	(61,847)	(65,054)	(67,696)	(66,753)	(69,078)

Contingency reserve	—	—	—	(300)	(300)

Net results of Consolidated Revenue Fund	1,246	(2,258)	(4,541)	(4,677)	(4,003)

Net results of consolidated entities	404	1,007	1,601	1,209	1,143

Surplus (deficit) within the meaning of the public accounts	1,650	(1,251)	(2,940)	(3,468)	(2,860)

Revenue of the Generations Fund	(449)	(587)	(725)	(732)	(940)

Stabilization reserve(6)	(1,201)	1,845	433	—	—

Accounting modifications	—	—	58	—	—

Consolidated budgetary balance within the meaning of the Balanced Budget Act	0	7	(3,174)	(4,200)	(3,800)

Deposit of dedicated revenues in the Generations Fund(7)	449	587	725	732	940

Consolidated budgetary balance	449	594	(2,449)	(3,468)	(2,860)

Consolidated non-budgetary requirements	(1,156)	(1,124)	(2,269)	(3,002)	(4,674)

Consolidated net financial requirements(8)	(707)	(530)	(4,718)	(6,470)	(7,534)

Funded Debt of Public Sector (net of sinking fund balances)

As of March 31

(dollar amounts in millions) (9)

	Unadjusted(10) 2007	Unadjusted(10) 2008	Unadjusted(10) 2009	2010	Preliminary Results 2011(4)

Government Funded Debt

Borrowings – Government	109,714	112,507	124,549	126,731	139,035

Borrowings – to finance Government Enterprises	31	25	221	217	855

Government Guaranteed Debt(11)	32,674	32,399	36,668	36,385	37,723

Municipal Sector Debt	16,409	17,321	18,639	19,538	20,307

Other Institutions	2,023	1,552	931	1,055	817

Public Sector Funded Debt(12)	160,851	163,804	181,008	183,926	198,737

Per capita ($)	21,076	21,309	23,353	23,496	25,134

As a percentage of GDP(13)	56.9%	55.4%	59.8%	62.2%	65.6%

Personal income	68.0%	65.6%	69.6%	73.6%	76.4%

(1)	Adjusted for the effects of inflation in the currency from year to year.
(2)	The categories set forth reflect the presentation of the 2011-2012 Budget.
(3)

As of Fiscal 2011, the 2011-2012 Budget incorporates the implementation of the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF). The creation of these two funds does not affect the Government’s budgetary balance. However, it modifies the level of own-source revenue, program spending and net results of consolidated entities (see “Government Finances – Financial Administration”).

(4)

The Preliminary Results 2011 are based on financial information presented as at March 31, 2011 in the 2011-2012 Budget which was tabled on March 17, 2011. These preliminary results are subject to change.

(5)	Federal transfers are presented on an accrual basis (see “Government Finances – Financial Administration”).
(6)	A negative amount indicates an allocation to the reserve and a positive amount, a use of the reserve.
(7)

The Generations Fund was created in June 2006 by the adoption of the Act to reduce the debt and establish the Generations Fund and is a separate entity from the Consolidated Revenue Fund. This law establishes the fund as a permanent tool for reducing the debt burden. In addition, it stipulates that the sums accumulated in the Generations Fund are dedicated exclusively to repaying the debt.

(8)	Since Fiscal 2010, the Consolidated net financial requirements take into account the budgetary and non-budgetary transactions of the health and social services and education networks.
(9)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(10)	Starting in 2009-2010, reflects the line-by-line consolidation of the results of network institutions with those of the Government.. The figures for Fiscal 2007 to Fiscal 2009 have not been restated.
(11)	Represents debt of Hydro-Québec.
(12)

The figures for Fiscal 2007 to Fiscal 2009 have not been restated on a line-by-line consolidated basis. Figures for Fiscal 2010 and Fiscal 2011 represent debt of the universities other than the Université du Québec and its constituents.

(13)	Includes debt covered by the Government’s commitments (see “Public Sector Debt - Government Commitments”).
(14)	Percentages are based upon the prior calendar year’s GDP and Personal income.

QUÉBEC

- AIRPORT
- ALUMINUM
- CHEMICALS
- ELECTRICITY
- ELECTRONICS
- FOREST PRODUCTS
- MINERAL MINES
- TOURISM
- TRANSPORTATION EQUIPMENT

QUÉBEC
Kilometres
0
100
200
N
Katinniq
UNGAVA BAY
HUDSON BAY
JAMES BAY
Complexe La Grande
1
2
3
4
Churchill Falls
Fermont
Réservoir Manicouagan
Chibougamau
Sept-Îles
Havre - Saint-Pierre
Port-Cartier
Baie-Comeau
Amos
Saint-Félicien
Gaspé
Saguenay
Matane
Rouyn-Noranda
Val d'Or
GULF OF ST. LAWRENCE
NEWFOUNDLAND AND LABRADOR
La Tuque
La Pocatière
Québec
Trois-Rivières
PRINCE EDWARD ISLAND
NEW BRUNSWICK
See Details Below
Bécancour
Gatineau
Windsor
Bromont
ONTARIO
UNITED STATES
NOVA SCOTIA
ATLANTIC OCEAN

Mirabel
Varennes
MONTRÉAL
Longueuil
Vaudreuil - Dorion
Beauharnois

CANADA
Québec
UNITED STATES OF AMERICA
MEXICO

QUÉBEC

Overview

Québec is the largest by area of the ten provinces in Canada (1,541,000 square kilometers or 594,860 square miles, representing 15.4% of the geographical area of Canada) and the second largest by population (7.9 million, representing 23.2% of the population of Canada, as of January 2011). The population of Québec increased on average by 0.8% per year since 2006. In the same period, the population of Canada increased on average by 1.1%.

Québec has a modern, developed economy, in which the service sector contributed 75.6%, the manufacturing industry 16.3%, the construction industry 5.9% and the primary sector 2.2% of real GDP at basic prices in chained 2002 dollars in 2010. The leading manufacturing industries in Québec are food products, primary metal products (including aluminum smelting), petroleum and coal products, transportation equipment products (including aircraft and motor vehicles and associated parts), chemical products, paper products and fabricated metal products. Québec also has significant hydroelectric resources, generating 32.0% of the electricity produced in Canada in 2010.

Montréal and Ville de Québec, the capital of Québec, are the centers of economic activity. Montréal is one of the main industrial, commercial and financial centers of North America and is Canada’s second largest urban area as measured by population. Port of Montréal, situated on the St. Lawrence River, is Canada’s second largest port in terms of operating revenues and provides access to the Atlantic Ocean and the inland navigation system of the Great Lakes.

French is the official language of Québec and is spoken by approximately 95% of its population.

Constitutional Framework

Canada is a federation of ten provinces and three federal territories, with a constitutional division of responsibilities between the federal and provincial governments as set out in The Constitution Acts, 1867 to 1982 (the “Constitution”).

Under the Constitution, each provincial government has exclusive authority to raise revenue for provincial purposes through direct taxation within its territorial limits. Each provincial government also has exclusive authority to regulate education, health, social services, property and civil rights, natural resources, municipal institutions and, generally, to regulate all other matters of a purely local or private nature in its province, and to regulate and raise revenue from the exploration, development, conservation and management of natural resources.

The federal parliament is empowered to raise revenue by any method or system of taxation and generally has authority over matters or subjects not assigned exclusively to the provinces. It has exclusive authority over the regulation of trade and commerce, currency and coinage, banks and banking, national defense, naturalization and aliens, postal services, navigation and shipping, and bills of exchange, interest and bankruptcy.

The Constitution Act, 1982 (the “Constitution Act”), enacted by the parliament of the United Kingdom, provides, among other things, that amendments to the Constitution be effected in Canada according to an amending formula. The Constitution Act also includes various modifications to the Constitution. The Constitution Act came into effect in 1982 notwithstanding the opposition of the National Assembly of Québec (the “National Assembly”) and the government of Québec (the “Government”) to certain clauses relating to provincial jurisdiction and the terms of the amending formula.

The Parti Québécois, which has as its principal objective the sovereignty of Québec, formed the Government from September 1994 to April 14, 2003. During its term in office, the Parti Québécois tabled in the National Assembly a Bill entitled An Act respecting the future of Québec (the “Act”), which provided that upon receipt of a favorable vote in a referendum, the Act would be enacted and Québec would proclaim its sovereignty following a formal offer to Canada of a treaty of economic and political partnership. In November 1995, a slight majority of Québec citizens (50.6%) voted against the Act.

The Supreme Court of Canada decided in August 1998, on a reference from the federal government in which Québec did not participate, that (i) under the Constitution, Québec may not secede unilaterally without negotiation with the other parties in the Canadian Confederation within the existing constitutional framework; (ii) under international law, Québec has no right to secede unilaterally from Canada; (iii) nonetheless, the clear repudiation by the people of Québec of the existing constitutional order and the clear expression of a desire to pursue secession would oblige the other provinces and the federal government to negotiate in accordance with constitutional principles, and Québec would also have to negotiate in accordance with such principles; and (iv) if Québec were to so negotiate but face unreasonable intransigence from the other parties, it would be more likely to be recognized than if it did not itself act according to constitutional principles in the negotiations.

The Québec Liberal Party, a federalist party, won a third consecutive mandate at the general election in December 2008. It currently forms the Government in the National Assembly. With regard to the constitutional issue, the Québec Liberal Party pursues a policy that emphasizes the values of Canadian federalism. In particular, its platform is focused on strengthening Québec’s place within the federation, on forming new alliances with the other provinces and on promoting intergovernmental cooperation.

Government

Legislative power in Québec is exercised by the Parliament of Québec, which is comprised of the Lieutenant-Governor, who is appointed by the Governor General in Council of Canada, and the National Assembly. The National Assembly consists of 125 members elected by popular vote from single member districts. According to constitutional practice, the leader of the party with the largest number of elected members becomes Prime Minister and forms the Government.

Executive power in Québec is vested in the Lieutenant-Governor acting with, or on the recommendation of, the Conseil exécutif, which consists of the Prime Minister and the Cabinet (Conseil des ministres). The Conseil exécutif is accountable to the National Assembly.

The current National Assembly consists of 65 members of the Québec Liberal Party, 49 members of the Parti québécois, 4 members of the Action Démocratique du Québec, 1 member of Québec solidaire and 6 independents. Members are elected for a term of five years, subject to earlier dissolution of the National Assembly by the Lieutenant-Governor upon the recommendation of the Prime Minister or following the Government’s defeat on a vote of no confidence. The mandate of the current Government extends through the next election, which must be called no later than December 2013.

Native Peoples

Various aboriginal communities in Québec have initiated legal actions to have the existence of their ancestral rights (including aboriginal title) recognized and obtain damages and interest as compensation for alleged infringements of their rights. The ancestral rights of aboriginal people are recognized under section 35 of the Constitution. Taken as a whole, aboriginal people are claiming $15.9 billion in damages and interest through these actions.

Included among these legal actions are three claims for damages and interest filed as part of efforts to contest the validity of a provision of the 1975 James Bay and Northern Québec Agreement (the “JBNQA”). The effect of that provision was to extinguish all aboriginal claims, rights, titles and interests, regardless of their nature, in respect of the territory covered by the JBNQA.

❑      In the first action (The Betsiamites Band et al. v. Attorney-General of Québec, the Attorney-General of Canada and Hydro-Quebec (Superior Court, no 500-17-010685-035)) (Betsiamites II), which was filed in December 2003, the Innu First Nation of Betsiamites (the “Betsiamites”) is claiming the invalidity of the provisions of the James Bay and Northern Quebec Native Claims Settlement Act, S.C. 1977, c. 32, and of the Act respecting the agreement concerning James Bay and Northern Québec, S.Q. 1976, c. 46 that are alleged to have infringed on the ancestral rights of the Betsiamites, by extinguishing their rights over the territory covered by the JBNQA. The Betsiamites also claim full enjoyment of their ancestral rights over this territory that they consider to be their ancestral territory and damages of some $75 million for loss of such enjoyment for more than 25 years. Alternatively, they claim the right to fair compensation that they estimate at $250 million if the court should conclude that their ancestral rights were extinguished by the provincial and federal statutes in question. Québec and Hydro-Québec intend to contest this claim.

❑      The second action concerns the community of Uashat-Maliotenam (The Innu of Takuikan Uashat Mak Mani-Utenam Band et al. v. Attorney-General of Québec, the Attorney-General of Canada and Hydro-Québec. (Superior Court, no 200-17-004196-036)) (Uashat II). In this action, also filed in December 2003, representatives of the Innus of Takuikan Uashat instituted an action against seeking judicial recognition of their aboriginal rights and of their unextinguished Indian title over certain areas of land in Québec. Plaintiffs, who claim not to be parties to the JBNQA, allege that the JBNQA and certain federal and provincial laws are illegal, unconstitutional and not binding upon them. They seek various orders, including rendering of accounts and revenue sharing for the unlawful use and management of the lands, notably in respect of hydroelectric facilities on these lands, and awarding damages against Canada, Québec and Hydro-Québec, jointly and severally, in an amount of up to $1.5 billion (subject to further increase). In June 2005, as requested by the parties, the Québec Superior Court suspended the legal action for five years. However, on January 27, 2009, at the request of the Attorney-General of Canada, the suspension of the proceedings was lifted and the case has been reactivated. Québec and Hydro-Québec intend to contest this claim.

❑      The third action was filed in January 2004 by the Atikamekw (the Atikamekw Band of Opiticiwan et al. v. Attorney-General of Québec, the Attorney-General of Canada and Hydro-Québec (Superior Court, no 500-17-018678-030)). The Atikamekw are asking the Court to declare that the Native Claims Settlement Act, which implements the JBNQA, did not extinguish the “native, ancestral or aboriginal claims, rights, titles and interests” they may hold in the portion of the territory they claim and that is located on the territory covered by the JBNQA. Alternatively, the Atikamekw are claiming compensation of $300 million for the unilateral extinguishment of their claims, titles, rights and interests over the territory mentioned above. By agreement of the parties, this legal action has been suspended until April 2012.

Three other legal actions seeking damages and interest have been filed by aboriginal communities to obtain compensation for alleged infringements of their rights over territories not covered by the JBNQA.

❑      In the first action, filed in 1998 (The Innu Nation of Pessamit et al. v. Attorney-General of Québec , the Attorney-General of Canada and Hydro-Québec (Superior Court, no 500-05-039472-988) (Betsiamites I), the Betsiamites are seeking a court declaration that they hold aboriginal title and ancestral rights over an immense territory on the Quebec North Shore, including the area where Hydro-Québec’s Manicouagan-Outardes hydro-electric installations are located. In addition, the Betsiamites initially are claiming $500 million, with interest, for damages caused to the territory by the construction of hydroelectric facilities in the late 1960s and early 1970s. They are also demanding that Hydro-

Québec be ordered to turn over to the Betsiamites a portion of the revenue from the production of electrical power by these facilities. In November 2006, the Betsiamites reinstated the legal action. Québec and Hydro-Québec intend to contest this claim.

❑      The second action (The First Nation of Pessamit et al. v. Attorney-General of Québec, the Attorney-Generall of Canada (Superior Court, no 500-17-028743-055)) (Betsiamites IV) was filed by the Betsiamites in December 2005. This action covers the portion of the traditional territory they claim (50,000 km2 of 138,000 km2) on which forest development has been carried out since the mid-19th century. This legal action impleads the 27 forest products companies that hold at least one timber supply and forest management agreement (TSFMA) on the traditional territory claimed by the Betsiamites. In this lawsuit, the Betsiamites seek confirmation that: 1) they hold aboriginal title and ancestral rights over their traditional territory; 2) forest development of this territory was authorized illegally; 3) the Government was not entitled to collect revenues from such development; and 4) the Forest Act cannot apply to the traditional territory of the Betsiamites. Lastly, the Betsiamites are claiming damages and interest of $1 billion against Québec and Canada for infringement of enjoyment of their ancestral rights and $2.1 billion against Québec for breach of their right to develop the forest resource. On September 30, 2006, the Betsiamites amended this legal action, adding a claim for the payment of $50 million in damages and interest against Québec and a forest company for logging activities carried out on René-Levasseur Island. Québec intends to contest this claim.

❑      In the third action, the Uashaunnuat filed a motion before the Superior Court of Québec in May 2010 (The Innus of Takuikan Uashat Mak Mani-Utenam Band v. Attorney-General of Québec, Attorney-General of Canada and Hydro-Québec (Superior Court, no 500-17-050868-093) seeking an interlocutory injunction against the Attorney-General of Canada, the Attorney-General of Québec and Hydro-Québec regarding, among other things, Hydro-Québec’s proposed construction of transmission lines to connect the Romaine River hydroelectric complex to Hydro-Québec’s grid which, according to the Uashaunnuat, is being undertaken in violation of their ancestral rights on their alleged ancestral territory. In addition, the Uashaunnuat are raising various procedural claims relating to the environmental review conducted with respect to this project. Construction of this project began in 2009 and the commissioning of the first generating station is presently scheduled for late 2014. In mid-January 2011, Hydro-Québec and the claimants entered into an agreement in principle regarding these claims. This agreement, which was likely to result in the discontinuance of proceedings, was submitted to the members of the Uashaunnuat for approval in a referendum held April 15, 2011. The members voted 59.2% against the draft agreement. Proceedings in this action are suspended until September 1st, 2011 at which time the parties are to advise the court of their intentions.

In December 1996, Philomène and Georges McKenzie, of the community of Uashat-Maliotenam near Sept-Îles, filed a motion for a declaratory judgment to have declared, in favor and on behalf of their families, an aboriginal title and ancestral rights, including for hunting, fishing and trapping on the land they claim as their traditional lands (Philomène McKenzie et al. v. Attorney-General of Québec et al. (Superior Court, no 500-05-027983-962)) (Uashat I). The territory claimed covers roughly 1,600 km2 and is located north of Sept-Îles. In addition, they are asking that any mining project be subject to their consent. They are also asking for a permanent injunction against any project located on the territory they claim and the work resulting from it. The claimants are also demanding $7 million in damages and interest. This case remained latent from 1997 until the spring of 2007, when the announcement of the Lac Bloom project (a mining project near Fermont Québec) gave new impetus to the dispute. On April 13, 2007, the claimants served notice announcing an amendment to their petition, adding ten new claimants and raising the land area on which ancestral rights and aboriginal title are claimed from 1,600 km2 to 16,679 km2. The amount of damages claimed has also risen from $7 million to $350 million.

ECONOMY

Economic Developments in 2010

Canada. Gross domestic product (“GDP”) adjusted for inflation in chained 2002 dollars (“real GDP”), as published in the National Economic Accounts on May 30, 2011, increased at a rate of 3.2% in 2010, compared with a decrease of 2.8% in 2009. This increase was mainly attributable to consumer spending and business investment. Final domestic demand increased by 4.5% in 2010, compared to a decrease of 2.1% in 2009. Real consumer spending increased by 3.3% in 2010, compared to a 0.4% increase in 2009. International exports increased by 6.4% in volume and by 8.8% in value in 2010 compared with decreases of 13.8% and 21.9%, respectively, in 2009. International imports increased by 13.1% in volume and by 9.3% in value in 2010 compared with decreases of 13.4% and 13.6%, respectively, in 2009.

Non-residential investment increased by 7.3% in 2010, due in particular to a 11.8% increase in machinery and equipment. Residential investment increased by 10.2% in 2010, due to a 27.4% increase in housing starts. Government investment increased by 17.9% in 2010. Government expenditure on goods and services increased by 2.4% in 2010.

The Consumer Price Index (“CPI”) increased by 1.8% in 2010. Overall employment increased by 1.4% in 2010, while the unemployment rate decreased to 8.0% from 8.3% in 2009.

Québec. Real GDP as published in the Québec Economic Accounts on March 24, 2011, increased at a rate of 2.8% in 2010, compared to a decrease of 0.3% in 2009. Final domestic demand increased by 4.5% in real terms in 2010, compared to a 0.6% increase in 2009. Real consumer spending increased by 3.7% in 2010, compared to an increase of 0.9% in 2009. International exports decreased by 0.8% in volume and increased by 1.6% in value in 2010, compared with decreases of 11.5% and 16.4%, respectively, in 2009. International imports increased by 7.7% in volume and by 6.9% in value in 2010, compared with decreases of 10.9% and 12.6%, respectively, in 2009.

The value of non-residential investment increased by 5.0% in 2010, with increases of 9.6% in the public sector and 0.7% in the private sector. The value of residential investment increased by 17.0% in 2010.

The CPI increased by 1.2% in 2010. Overall employment increased by 1.7% in 2010, while the unemployment rate decreased to 8.0% from 8.5% in 2009.

Plan Nord

On May 9th 2011, the Government launched, under its Plan Nord a 25-year program, for the long-term economic, social and environmental development of Northern Québec.

The territory covered by the Plan Nord includes almost 1.2 million km2, or approximately 72% of the area of Québec, and has substantial undeveloped hydroelectric, mining and forestry potential.

As part of the initial five-year plan covering 2011-2016, investments of $1.6 billion are expected to be made, consisting of $1,191 million for infrastructure development, $382 million for social measures and $52 million to fund the Société du Plan Nord and prospecting activities among foreign investors. The Government intends to allocate $500 million over the next five years for the negotiation of equity interests in future projects. This sum would be administered by Investissement Québec.

Table 1

Main Economic Indicators of Québec(1)

(dollar amounts in millions, except for per capita amounts)

	2006	2007	2008	2009	2010	Compound Annual Rate of Growth 2005-2010
GDP
At current market prices	282,505	295,928	302,748	303,747	317,773
	3.8%	4.8%	2.3%	0.3%	4.6%	3.2%
In chained 2002 dollars	260,033	265,585	268,406	267,477	274,953
	1.8%	2.1%	1.1%	-0.3%	2.8%	1.5%
Per capita	34,073	34,548	34,627	34,168	34,772
	1.1%	1.4%	0.2%	-1.3%	1.8%	0.6%
Personal income	236,642	249,883	260,059	263,213	272,527
	4.6%	5.6%	4.1%	1.2%	3.5%	3.8%
Per capita	31,008	32,505	33,550	33,623	34,465
	4.0%	4.8%	3.2%	0.2%	2.5%	2.9%
Capital expenditures	51,809	57,055	60,118	58,858	64,144
	4.7%	10.1%	5.4%	-2.1%	9.0%	5.3%
Value of manufacturers’ shipments	145 580	143 894	147 003	126 289	132 116
	4.3%	-1.2%	2.2%	-14.1%	4.6%	-1.1%
Retail trade	86,505	90,406	94,806	93,740	99,631
	4.9%	4.5%	4.9%	-1.1%	6.3%	3.9%

	(In thousands of persons)
Population (at July 1)	7,632	7,687	7,751	7,828	7,907
	0.7%	0.7%	0.8%	1.0%	1.0%	0.8%
Labor Force	4,070	4,133	4,183	4,204	4,254
	0.9%	1.5%	1.2%	0.5%	1.2%	1.1%
Participation rate (level in percentage)	60.1%	60.9%	61.0%	59.8%	60.2%
Employment	3,743	3,834	3,880	3,848	3,915
	1.1%	2.4%	1.2%	-0.8%	1.7%	1.1%
Unemployment rate (level in percentage)	8.1%	7.2%	7.2%	8.5%	8.0%

	(2002 = 100)
CPI	108.7	110.4	112.7	113.4	114.8
	1.7%	1.6%	2.1%	0.6%	1.2%	1.4%

(1)  Unless otherwise indicated, percentages are percentage changes from the previous year.

Sources: Institut de la statistique du Québec and Statistics Canada.

Economic Structure

In 2010, Québec accounted for 20.8% of Canada’s real GDP. The services sector accounted for 75.6% of Québec’s real GDP, compared with 22.2% for the secondary sector and 2.2% for the primary sector. Québec’s economy is influenced by developments in the economies of its major trading partners, especially the United States, which is Québec’s largest export market. In 2010, the value of exports (including to other Canadian provinces) represented 44.6% of Québec’s GDP.

The following table shows the contribution of each sector to real GDP, which includes net taxes (taxes less subsidies) paid on factors of production. GDP is a measure of value added (the total value of goods delivered and services rendered less the cost of materials and supplies, fuel and electricity).

Table 2

Real Gross Domestic Product by Sector at Basic Prices in Chained 2002 Dollars(1)

(dollar amounts in millions)

					% of Total 2009			% of Total 2010
	2006	2007	2008	2009	Québec	Canada	2010	Québec	Canada

Primary Sector
Agriculture, forestry, fishing and hunting	4,623	4,606	4,422	4,372	1.8	2.2	4,566	1.8	2.2
Mining and oil and gas extraction	974	1,006	1,037	1,049	0.4	4.3	1,118	0.4	4.4

	5,597	5,612	5,459	5,421	2.2	6.5	5,684	2.2	6.6

Secondary Sector
Manufacturing	45,950	45,391	43,939	40,500	16.4	12.7	41,215	16.3	12.9
Construction	12,629	13,338	14,112	14,125	5.7	5.8	14,984	5.9	6.1

	58,579	58,729	58,051	54,625	22.1	18.5	56,199	22.2	19.0

Service Sector
Community, business and personal services	61,019	62,203	63,926	64,944	26.4	25.2	66,437	26.2	24.8
Finance, insurance and real estate	41,040	42,344	43,197	44,379	18.0	21.0	45,615	18.0	20.9
Wholesale and retail trade	28,522	29,676	30,440	30,197	12.2	11.7	31,299	12.4	11.8
Governmental services	15,672	15,942	16,401	17,001	6.9	6.1	17,443	6.9	6.1
Transportation and warehousing	10,574	10,877	10,891	10,791	4.4	4.7	11,285	4.5	4.7
Other utility services	9,498	10,072	9,973	9,749	3.9	2.5	9,778	3.8	2.4
Information and cultural services	9,308	9,474	9,627	9,622	3.9	3.8	9,673	3.8	3.7

	175,633	180,588	184,455	186,683	75.7	75.0	191,530	75.6	74.4

Real GDP	239,809	244,929	247,965	246,729	100.0	100.0	253,413	100.0	100.0

(1)  North American Industrial Classification System (NAICS) in chained 2002 dollars. For the chained 2002 dollars, the aggregate amounts are not equal to the sums of their components.

Source: Statistics Canada.

Primary Sector. In 2010, the primary sector, which includes agriculture, forestry, fishing and hunting, and mining and oil and gas extraction, contributed 2.2% of real GDP and accounted for 2.1% of employment in

Québec. Québec’s forests, covering 1,140,000 square kilometers, or 440,000 square miles, are among its most important natural resources. Québec’s logging operations were estimated to have produced approximately 0.822 billion cubic feet of timber in 2010, generating revenue of $1.413 billion from sales to domestic and foreign customers. In 2010, there was a small reduction in timber production but higher prices translated into higher revenues (the value of shipments increased by 9.5% and the value of exports by 9.9%).

In mining and oil and gas extraction, which represented 19.7% of the primary sector in 2010, production is concentrated mainly in iron ore, gold, nickel, zinc, stone, cement and copper. In 2010, the value of mineral production amounted to $6.8 billion.

Secondary Sector. In 2010, the secondary sector, which consists of the manufacturing and construction industries, contributed 22.2% of real GDP and accounted for 18.7% of employment in Québec. In terms of real GDP, the construction industry recorded a 6.1% increase in 2010 over 2009, with a strong increase in residential construction which came in large part from the 18.3% increase in housing starts. Real GDP in manufacturing increased by 1.8% in 2010, although employment decreased by 6.1% in that industry. Higher demand from Québec’s trading partners, particularly the United States, contributed to the increase in manufacturing real GDP. The manufacturing industries that showed the strongest growth are chemical products (10.2% in real GDP and -0.2% in employment), clothing (9.8% in real GDP and -8.6% in employment), wood products (9.4% in real GDP and -0.5% in employment), plastics and rubber products (8.7% in real GDP and 4.5% in employment) and non-metallic mineral products (8.0% in real GDP and 3.2% in employment). In some other manufacturing industries, the demand was still depressed. The manufacturing industries that showed the strongest decline are computers and electronic products (-14.9% in real GDP and -1.8% in employment), textiles (-9.1% in real GDP and -2.6% in employment) and transportation equipment (-8.3% in real GDP and -6.8% in employment). The value of shipments of primary metals increased by 27.5% in 2010, due to higher world demand. Durable goods accounted for 55.5% of manufacturing real GDP and 56.4% of manufacturing employment. The leading manufacturing industries in Québec are food products, primary metal products (including aluminum smelting), petroleum and coal products, transportation equipment products (including aircraft and motor vehicles and associated parts), chemical products, paper products and fabricated metal products. As a result of its competitive advantage in low-cost electricity production, Québec is one of the world’s leading producers of aluminum.

Table 3

Value of Manufacturers’ Shipments(1)
(dollar amounts in millions)

	2006	2007	2008	2009	% of Total 2009	2010	% of Total 2010

Food	16,416	16,496	17,839	18,991	15.0	19,467	14.7
Primary metals	20,722	21,472	21,877	15,121	12.0	19,283	14.6
Petroleum and coal	14,212	14,651	17,552	13,890	11.0	14,839	11.2
Transportation equipment	16,278	16,168	17,758	14,554	11.5	12,585	9.5
Chemicals	10,389	10,086	9,233	8,614	6.8	9,635	7.3
Paper	10,895	9,857	9,989	8,851	7.0	8,758	6.6
Fabricated metals	7,399	8,068	8,389	7,005	5.5	7,060	5.3
Wood	8,350	6,730	6,114	5,072	4.0	5,555	4.2
Plastics and rubber	6,751	6,502	6,015	4,940	3.9	5,485	4.2
Machinery	5,495	6,025	6,081	5,493	4.3	5,475	4.1
Beverage and tobacco	3,120	3,499	3,387	3,421	2.7	3,478	2.6
Electrical equipment	3,809	3,651	3,635	3,444	2.7	3,439	2.6
Others	21,746	20,690	19,134	16,892	13.4	17,058	12.9

	145,580	143,894	147,003	126,289	100.0	132,116	100.0

(1)     North American Industrial Classification System (NAICS).

(2)     Including notably non-metallic minerals, furniture and printing.

Source: Statistics Canada.

Service Sector. The service sector includes a wide range of activities such as community, business and personal services, finance, insurance and real estate, wholesale and retail trade, governmental services, transportation and warehousing, other utility services and information and cultural services. In 2010, the service sector contributed 75.6% of real GDP and accounted for 78.3% of employment in Québec.

In terms of real GDP, there were increases in all industries in the service sector in 2010. Transportation and warehousing increased by 4.6%, wholesale and retail trade increased by 3.6%, finance, insurance and real estate increased by 2.8%, governmental services increased by 2.6%, community, business and personal services increased by 2.3%, information and cultural services increased by 0.5% and other utility services increased by 0.3%.

Due to Québec’s large territory, transportation facilities are essential to the development of its economy. Water transportation is provided mainly through the St. Lawrence River Seaway. Approximately 28.6% of all international tonnage handled in Canadian ports in 2009 (the most recent year for which information is available) passed through Québec’s shipping facilities. Highway, rail and air transportation systems service the populated areas, with higher concentrations in the metropolitan areas of Montréal and Ville de Québec.

The financial sector includes large Canadian and foreign financial institutions, Québec’s cooperative institutions and Government financial intermediary enterprises and fiduciary agencies, including the Caisse de dépôt et placement du Québec (the “Caisse”) which is one of the largest institutional fund managers in North America.

Capital Expenditures. In 2010, the value of capital expenditures by the private and public sectors increased by 9.0% in Québec. Total capital expenditures increased as a result of a 17.0% increase in residential investment and a 5.0% increase in non-residential investment. Non-residential investment increased by

9.6% in the public sector and by 0.7% in the private sector. The 2008-2013 Québec Infrastructure Plan is the primary cause of the strong increase in public sector investment.

The increase in non-residential investment resulted in large part from increases in mining and oil and gas extraction (23.8%), transportation and warehousing (10.6%), governmental, educational, health and social services (7.1%), construction (6.9%), information, cultural and other utilities (5.3%), business services, accommodation and other services (3.0%), wholesale and retail trade (2.7%) and agriculture, forestry, fishing and hunting (1.1%). These increases were partially offset by decreases in manufacturing (-8.0%) and finance, insurance and real estate operators (-1.4%).

Table 4

Private and Public Sectors Capital Expenditures in Québec(1)
(dollar amounts in millions)

	2006	2007	2008	2009	% of Total 2009	2010	% of Total 2010

Non-residential Investment:
Governmental, educational, health and social services	8,076	9,672	11,863	13,277	22.6	14,226	22.2
Information, cultural and other utilities	5,479	6,303	6,743	7,299	12.4	7,687	12.0
Finance, insurance and real estate operators	7,203	6,877	5,331	4,125	7.0	4,068	6.3
Transportation and warehousing	1,994	2,533	2,501	2,904	4.9	3,211	5.0
Manufacturing	4,047	3,878	4,123	3,094	5.3	2,847	4.4
Business services, accommodation and other services	2,068	2,309	2,757	2,677	4.5	2,758	4.3
Wholesale and retail trade	2,480	3,018	3,369	2,635	4.5	2,705	4.2
Mining and oil and gas extraction	984	1,505	1,754	1,790	3.0	2,216	3.5
Construction	1,136	884	889	945	1.6	1,011	1.6
Agriculture, forestry, fishing and hunting	678	804	858	758	1.3	766	1.2

	34,144	37,780	40,188	39,504	67.1	41,495	64.7

Residential Investment	17,665	19,274	19,930	19,354	32.9	22,649	35.3

	51,809	57,054	60,118	58,858	100.0	64,144	100.0

Private sector	39,372	43,015	43,204	39,709	67.5	43,151	67.3
Public sector	12,437	14,039	16,914	19,149	32.5	20,993	32.7

	51,809	57,054	60,118	58,858	100.0	64,144	100.0

(1) North American Industrial Classification System (NAICS).

Source: Statistics Canada.

Labor Force. In 2010, the labor force was estimated at 4.3 million persons, an increase of 1.2% from 2009. The labor force participation rate for 2010 was estimated at 65.4% in Québec, compared with 67.0% in Canada. Total employment increased by 1.7% in 2010 in Québec, compared to a 1.4% increase in Canada. The unemployment rate in Québec decreased from 8.5% in 2009 to 8.0% in 2010, compared with a decrease from 8.3% to 8.0% in Canada for the same period.

Energy. Of the total energy consumed in Québec in 2008 (the most recent year for which information is available), energy derived from electricity accounted for 41.6%, oil for 38.2%, natural gas for 10.7%, biomass for 8.5% and coal for 1.0%.

Québec generates approximately one-third of all electricity produced in Canada and is one of the largest producers of hydroelectricity in the world. In 2010, approximately 97.2% of all electricity produced in Québec was from hydroelectric installations. More than 46,000 megawatts (“MW”) of hydroelectric capacity (including the capacity of independent producers and the firm capacity currently available from Churchill Falls (Labrador) Corporation Limited) have been or are in the process of being developed. Of the total electricity produced in Québec in 2010, 13.5% (based on sales volume) was exported to the United States and to other Canadian provinces, compared with 16.0% in 2009.

Exports and Imports. In 2010, Québec’s exports of goods and services totaled $141.6 billion of which $81.1 billion (57.3%) were international exports and $60.5 billion (42.7%) were inter-provincial exports. Québec’s international exports represented 17.0% of Canada’s total exports. Québec’s imports of goods and services totaled $168.9 billion of which $105.7 billion (62.6%) were international imports and $63.2 billion (37.4%) were inter-provincial imports. Québec’s international imports represented 20.8% of Canada’s total imports. In 2010, Québec’s external sector (as defined under the Provincial Economic Accounts of Statistics Canada) registered an overall deficit of $27.3 billion, a net result of a deficit of $24.6 billion on international trade and a deficit of $2.7 billion on inter-provincial trade. In 2009, Québec registered an overall deficit of $19.4 billion, a net result of a deficit of $19.1 billion on international trade and a deficit of $0.3 billion on inter-provincial trade. The deficit in 2010 reflects mainly the impact of a strong Canadian dollar on international trade and a surge in oil prices. Despite a slight drop in volume of exports, value increased as a result of higher prices. On the other hand, the value of imports was boosted by a strong domestic economy and a surge in oil prices. Imports, excluding crude oil, were also stimulated by a decline in Canadian dollar prices of imports resulting from a strong Canadian dollar.

Québec’s international exports of goods are diversified: aircraft and associated parts have the largest export share, accounting for 12.6% of the total Aluminum and alloys exports rank second with 10.4%, and chemicals products are next with 5.4%. International exports of goods originating from Québec, calculated by the Institut de la statistique du Québec from data on Canada’s total exports of goods, were $59.2 billion for 2010 compared with $58.0 billion in 2009, an increase of 2.0%. Increases occurred in the value of exports of copper and alloys (33.0%), aluminum and alloys (26.7%), lumber and wood products (9.9%) and chemical products (0.5%). These increases were partially offset by decreases in the value of exports of aircraft and associated parts (-15.7%), electronic products (-9.3%), newsprint and printing paper (-8.3%), tools and other equipment (-6.0%), scientific equipment (-4.6%), machinery (-1.7%) and motor vehicles and associated parts (-0.7%).

The United States is Québec’s principal international export market, accounting for 67.8% of international exports of goods in 2010. The balance of international exports is broadly distributed: Europe (15.2%), Asia excluding Middle-East (7.5%), Middle-East (2.7%), and the rest of world (6.8%). From 2000 to 2010, the share of international exports to destinations other than the United States more than doubled, rising from 14.5% to 32.2%.

Table 5

Québec’s International Exports of Goods
(dollar amounts in millions)

	2006	2007	2008	2009	% of Total 2009	2010	% of Total 2010

Aircraft and associated parts	9,010	9,350	8,824	8,873	15.3	7,478	12.6
Aluminum and alloys	7,880	8,034	7,615	4,860	8.4	6,156	10.4
Chemical products	3,059	3,293	3,182	3,205	5.5	3,220	5.4
Newsprint and printing paper	4,107	3,543	3,809	2,883	5.0	2,644	4.5
Machinery	2,533	2,597	2,825	2,531	4.4	2,487	4.2
Copper and alloys	2,812	2,286	2,463	1,459	2.5	1,940	3.3
Scientific equipement	1,675	1,852	2,408	1,840	3.2	1,755	3.0
Tools and other equipment	2,122	2,094	2,007	1,488	2.6	1,398	2.4
Electronic products	3,903	2,468	2,057	1,421	2.4	1,288	2.2
Lumber and wood products	3,064	2,328	1,620	1,137	2.0	1,249	2.1
Motor vehicles and associated parts	2,341	1,814	1,547	1,229	2.1	1,220	2.1
Other goods(1)	30,671	30,140	32,403	27,107	46.7	28,369	47.9

Total	73,177	69,798	70,760	58,031	100.0	59,205	100.0

(1)           The other goods category represents diverse products or product groups from a broad range of industrial and manufacturing sectors, such as plastics, wood pulp and electricity.

Source:          Institut de la statistique du Québec.

Table 6

Québec’s International Imports of Goods
(dollar amounts in millions)

	2006	2007	2008	2009	% of Total 2009	2010	% of Total 2010

Mineral fuels, mineral oils, bituminous substances and mineral waxes	18,392	18,143	22,237	12,853	18.3	15,871	20.9
Motor vehicles, trailers, bicycles, motorcycles and other similar vehicles	11,297	11,786	11,424	9,176	13.1	10,929	14.4
Nuclear reactors, boilers, machinery and mechanical appliances	8,909	7,627	8,202	7,306	10.4	6,969	9.2
Electrical or electronic machinery and equipment	7,213	5,984	5,758	5,239	7.5	5,662	7.5
Pharmaceutical products	2,704	2,139	2,179	3,419	4.9	2,841	3.7
Aircraft and spacecraft	2,172	3,894	3,612	2,514	3.6	2,174	2.9
Pearls, precious stones or metals, coins and jewelry	1,333	1,826	1,936	1,376	2.0	2,161	2.9
Inorganic chemicals and compounds or precious metals and radioactive elements	1,958	2,011	2,562	1,822	2.6	2,027	2.7
Plastics and articles thereof	1,716	1,736	1,934	1,737	2.5	1,903	2.5
Optical, medical, photographic, scientific and technical instrumentation	1,658	1,750	1,951	1,860	2.6	1,837	2.4
Rubber and articles thereof	743	822	1,388	1,396	2.0	1,531	2.0
Other goods(1)	22,780	23,148	24,409	21,498	30.6	21,927	28.9

Total	80,876	80,866	87,592	70,198	100.0	75,832	100.0

(1)                              The other goods category represents diverse products or product groups from a broad range of industrial and manufacturing sectors, such as furniture and stuffed furnishings, lamps and illuminated signs, prefabricated buildings and woven clothing.

Source:        Institut de la statistique du Québec.

Table 7

Selected Trade Indicators for Québec
(dollar amounts in millions)

	2006	2007	2008	2009	2010

Exports of Goods and Services	150,559	154,174	157,764	139,127	141,636
Exports to other countries	93,579	94,224	95,475	79,837	81,130
Exports of goods to other countries	80,955	81,424	82,536	67,738	68,594
Exports of services to other countries	12,624	12,799	12,940	12,099	12,536
Exports to other provinces	56,980	59,951	62,289	59,288	60,506
Exports of goods to other provinces	33,533	34,644	36,057	33,419	33,822
Exports of services to other provinces	23,447	25,308	26,232	25,870	26,684

Ratio of Exports to Nominal GDP	53.3%	52.1%	52.1%	45.8%	44.6%

Imports of Goods and Services	158,332	165,107	176,223	158,522	168,944
Imports from other countries	99,130	103,175	113,114	98,917	105,717
Imports of goods from other countries	86,332	89,538	99,171	84,963	91,111
Imports of services from other countries	12,798	13,637	13,944	13,954	14,606
Imports from other provinces	59,202	61,931	63,109	59,605	63,226
Imports of goods from other provinces	32,345	32,030	32,331	29,052	31,077
Imports of services from other provinces	26,858	29,901	30,779	30,554	32,149

Balance of Goods and Services	-7,773	-10,932	-18,459	-19,396	-27,308
Balance with other countries	-5,551	-8,952	-17,638	-19,081	-24,587
Balance with other provinces	-2,222	-1,980	-820	-317	-2,720

Sources:  Institut de la statistique du Québec and Statistics Canada.

Free Trade Agreements

Canada is a member of the World Trade Organization (“WTO”) and has also signed other trade agreements in order to promote commerce with economic partners. In 1989, the United States and Canada entered into a free trade agreement (“FTA”), which has led to the gradual elimination of tariffs on goods and services between the two countries and to the liberalization of trade in several sectors including the energy sector. The FTA provides for a binding binational review of domestic determinations in antidumping and countervailing duty cases and for binational arbitration of disputes between Canada and the United States as to either’s compliance with the FTA or with the rules of the WTO. In 1994, Canada, the United States and Mexico signed a similar free trade agreement, the North American Free Trade Agreement (“NAFTA”), which resulted, with a few exceptions, in the gradual elimination by 2003 of tariffs on goods and services among Canada, the United States and Mexico.

In April 1998, negotiations were undertaken between countries of the Americas (North, Central and South) to reach a new trade agreement by January 1, 2005 (Free Trade Area of the Americas or “FTAA”). Although the January 1, 2005 deadline was not met, parties to the negotiations of the FTAA have reaffirmed their commitment to pursue such negotiations in the future. Canada and the European Union have begun negotiations regarding a free trade agreement in 2010, with the aim of reaching an agreement in 2011. Canada has also entered into bilateral free trade agreements in 1997 with Chile and Israel, in 2002 with Costa Rica and in 2009 with Peru and the member states of the European Free Trade Association (Norway, Switzerland, Iceland and Liechtenstein). In March 2010, Canada tabled legislation for the implementation of the free trade agreement signed with Jordan. Which is expected to be reintroduced by the new majority government in the next session. On May 14, 2010, Canada and Panama signed a free-trade agreement which is expected to come into effect once legislation has been adopted in both countries. On June 30, 2010, Canada completed its domestic approval process for the Canada-Colombia Free Trade Agreement. Once Colombia has completed its process, the two parties can decide when the agreement will enter into force. During late 2010 and early 2011, Canada initiated free trade negotiations with India, Ukraine, Turkey and Morocco.

On February 12, 2010, Canada and the United States signed the Agreement on Government Procurement which, notably, provides Canadians with permanent access to U.S. state and local government procurement commitments in exchange for permanent U.S. access to Canadian provincial and territorial procurement contracts in accordance with the WTO Government Procurement Agreement.

Softwood Lumber Dispute. In April 2001, a coalition of American lumber producers and various labor unions filed a petition with the U.S. Department of Commerce (“DoC”) and the U.S. International Trade Commission (“ITC”) alleging that softwood lumber imports from Canada were subsidized by the federal and provincial governments. As a result, in early 2002, the DoC and the ITC established countervailing duties (“CVD”) and antidumping duties (“AD”) on softwood lumber imports. The Quebec Government and the federal government have consistently denied these allegations, and the federal government and the Canadian lumber industry challenged the U.S. measures under NAFTA and WTO agreements. A NAFTA panel and a WTO panel have issued various rulings in connection with these challenges, to which the DoC and the ITC responded. Between 2002 and 2006, the rates of CVD and AD changed several times, and the combined rates varied from 10.8% to 27.22%. On December 6, 2005, as a result of an administrative review, the combined rate dropped to 10.8%, representing a CVD rate of 8.7% and an AD rate of 2.1%. The U.S. and Canada subsequently entered into the Softwood Lumber Agreement of 2006 which came into force on October 12, 2006 (“SLA”).  Under the terms of the SLA, Canadian lumber exports from provinces covered by the dispute are subject to an export charge only (Option A) or an export charge plus volume restraint (Option B) if the prevailing monthly price of lumber (as defined in the SLA) drops below US$355 per thousand board feet. The total volume of permitted exports, which takes into account anticipated demand in the United States, is allocated to the provinces in question. Provincial quotas are calculated on the basis of the share of lumber exports over the period from April 1, 2001 to December 31, 2005.

Québec chose Option B, which involves:

❑	no charge and no volume restraint, if the prevailing monthly price of lumber is over US$355;

❑	a 2.5% export charge and Québec’s volume cannot exceed a share of 34% of expected U.S. consumption for the month, if the prevailing monthly price of lumber is between US$336 and US$355;

❑	a 3% export charge and Québec’s volume cannot exceed a share of 32% of expected U.S. consumption for the month, if the prevailing monthly price of lumber is between US$316 and US$335;

❑	a 5% export charge and Québec’s volume cannot exceed a share of 30% of expected U.S. consumption for the month, if the prevailing monthly price of lumber is US$315 or below.

With the exception of the months of May, June and July 2010, the prevailing monthly price (based on the Random Lengths Framing Lumber Composite) has remained below US$315 since July 2006. During the months of May, June and July of 2010, the prevailing monthly prices were US$325, US$361 and US$316 respectively.

Unless terminated by either party, the SLA is to remain in force through 2013 and may be renewed for an additional 2 year period. In accordance with the dispute resolution mechanism of the SLA, the United States initiated arbitration proceedings in the London Court of International Arbitration (“LCIA”) in August 2007. The United States alleged Canada’s breach of the SLA due to its failure to: (1) adequately calculate the export measures based on the adjusted expected U.S. consumption of lumber; and (2) impose the agreed-upon export measures beginning in January 2007.

In a March 2008 decision, the LCIA concluded that Canada did not breach the SLA with respect to the calculation of the export measures, but did breach the SLA by failing to impose such export measures as of January 1, 2007. In February 2009, following remedy hearings, the LCIA issued its decision on the cure of the breach which requires Canada to collect an additional 10% ad valorem export charge on softwood lumber shipments from the concerned regions for a total remedy amount of $68.26 million. All other claims raised in the arbitration were dismissed.

In response to this decision and taking into account the hearings on the breach, Canada tendered US$34 million plus interest to the United States on March 27, 2009 as a means of curing the breach. The United States did not accept Canada’s tender. Instead, the United States has imposed a compensatory import charge of 10% that went into effect on April 15, 2009. Canada pursued arbitration to challenge this import charge, but was unsuccessful. On August 31, 2010, the U.S. ceased collecting the 10% compensatory import charge and, by agreement, Canada began collecting a compensatory export charge which will remain in effect until the combined amounts collected by the United States and Canada have reached $68.26 million.

In January 2008, the United States initiated arbitration proceedings in the LCIA, alleging that Canada, through its provincial governments of Québec and Ontario, had breached the SLA by providing grants and other benefits that circumvent Canada’s commitments under the SLA. In a January, 2011 decision, the Tribunal found that, out of the eight Québec programs alleged by the U.S. to breach the SLA, five were in compliance and three were in breach. The Tribunal ordered Canada to impose an additional compensatory export charge of 2.6% on softwood lumber exports from Québec to the U.S. This charge will continue to be collected until the end of the SLA.

In January 2011, the United States again initiated arbitration proceedings in the LCIA, alleging that Canada, through the provincial government of British Columbia, had breached the SLA by under-pricing lumber cut from government owned forests in British Columbia and sold to Canadian lumber producers. Canada denies the allegations. The proceedings are ongoing.

GOVERNMENT FINANCES

Financial Administration

The Minister of Finance is responsible for the general administration of the Government’s finances. The Financial Administration Act and the Balanced Budget Act govern the management of public monies of Québec and the Public Administration Act governs the management of financial, human, physical and information resources of the Administration.

Since January 2007, the Minister of Finance also manages the Generations Fund. This fund was established in June 2006 pursuant to the Act to reduce the debt and establish the Generations Fund, in order to reduce the Government’s debt burden.

The Conseil exécutif issues Orders in Council that authorize the Minister of Finance to enter into financial contracts, including those related to borrowings by the Government. The Conseil du trésor determines the accounting policies.

The accounts of the Government are kept on a modified accrual basis. The fiscal year of the Government ends March 31. The Auditor General of Québec is responsible for the auditing of the consolidated financial statements of the Government and reporting annually to the National Assembly. All monies received or collected from any source over which the Parliament has power of appropriation form the Consolidated Revenue Fund of Québec. The Budget and appropriations from the Consolidated Revenue Fund and consolidated entities are published at the beginning of each fiscal year.

In 2007, the Government undertook a major reform of its accounting policies in order to fully comply with Canadian generally accepted accounting principles (GAAP) applicable to the public sector. In this regard, the Government’s reporting entity includes, as of April 1, 2006, the financial results of public health and social services institutions, school boards and CEGEPs (Collège d’enseignement général et professionnel), as well as the Université du Québec and its branches. Consolidated entities are thus presented in three separate groups: the non-budget-funded bodies and special funds, the health and social services and education networks, and the Generations Fund.

As of Fiscal 2010, the transactions of the health and social services and education networks are presented line-by-line, whereas in previous years only the net financial results were incorporated into Government’s financial statements.

In the 2010-2011 Budget, the Government announced the creation of the following special funds to better manage certain governmental activities:

❑                    the Land Transportation Network Fund (FORT), financed by the fuel tax, as well as driver’s licence and registration fees, will be allocated to funding the Government’s investments in road and public transit infrastructure. The FORT replaces the Fonds de conservation et d’amélioration du réseau routier, and a number of smaller specialized funds;

❑                    the Tax Administration Fund (FRAF), financed out of tax revenues, will be used to fund the Agence du revenu du Québec. The statute creating the Agence du revenu du Québec stipulates that the Agency will be responsible for the collection of taxes, and that henceforth, the allowance for doubtful accounts will be accounted for by applying it against budgetary revenue.

The expenditures of FORT and FRAF will henceforth be excluded from the Government’s program spending and accounted for under the special funds.

The creation of these two funds does not affect the Government’s budgetary balance. However, it modifies the level of own-source revenue, program spending and net results of consolidated entities.

The accounts of the Consolidated Revenue Fund and the other entities included in the Government’s reporting entity, with the exception of Government enterprises, are consolidated line by line in the financial statements.

Transactions are classified as “budgetary”, “non-budgetary” or “financing”:

❑                     budgetary transactions include:

With respect to the Consolidated Revenue Fund:

•      revenue consisting of taxes, duties and permits, net results from Government enterprises1, transfers from the federal government and miscellaneous sources; and

•      expenditure consisting of operating expenditures for goods and services which include, among other things, transfer payments, remuneration and debt service.

With respect to consolidated entities2:

•      the net result of their self-generated revenues less their expenditures offset by transfers from the Consolidated Revenue Fund.

❑                     non-budgetary transactions include changes in the balances of investments, loans and advances made by the Government, particularly to its own enterprises, changes in net fixed assets made by the Government, changes in the retirement plans liability and changes in other accounts. As of Fiscal 2010, non-budgetary transactions related to the health and social services and education networks are consolidated line-by-line; in previous years they were shown separately under the item “net investment in the networks.”

❑                  financing transactions include changes in cash position, changes in net borrowings, changes in the retirement plans sinking fund and funds dedicated to employee’s future benefits and changes in the Generations Fund.

The Balanced Budget Act is designed to ensure that, on multi-year basis, the Government maintains a balanced budget. Any sum that exceeds the budgetary balance or surplus objectives determined by the Act (an “Overrun”) by less than $1 billion in a fiscal year must be offset by the Government in the next fiscal year. If an Overrun exceeding $1 billion stems from any of the exceptional circumstances defined in the Act,

1 Government enterprises are separate legal entities that have the authority to enter into contracts in their own name and to act before the courts. Their main activity is the sale of goods or the delivery of services to individuals or to organizations not included in the Government’s reporting entity.

2 Consolidated entities are those entities required to report to the National Assembly for the management of their operations and for the use of their financial resources. They include non-budget-funded bodies and special funds that pursue objectives complementary to governmental programs but exclude Government enterprises. They include also the vast majority of organizations of the Government’s health and social services and education networks and the Generations Fund. From an administrative and accounting point of view, consolidated entities are under the direct control of the Government and form entities which are not part of the Consolidated Revenue Fund.

the Government may exceed the deficit objective for more than one year, but must offset the Overrun over a maximum period of five years.

This Act also provides for a stabilization reserve fund that facilitates the Government’s multi-year budget planning. The stabilization fund is made up of the surplus for any fiscal year and its purpose is to enable multi-year planning of the Government’s financial framework. It is used primarily to maintain a balanced budget and, secondarily, for payment of sums into the Generations Fund.

In Fiscal 2010, final figures showed that expenditures exceeded revenues by $2.9 billion and the budgetary balance, within the meaning of the Balanced Budget Act, amounts to a deficit of $3.2 billion. According to the 2011-2012 Budget, the budgetary balance within the meaning of the Balanced Budget Act is expected to be in deficit by $4.2 billion for Fiscal 2011 and by $3.8 billion for Fiscal 2012.

The budgetary deficits for Fiscal 2010 through Fiscal 2012  are authorized under the Balanced Budget Act as amended pursuant to the Act to amend the Balanced Budget Act and various legislative provisions concerning the implementation of the accounting reform, which came into force on September 21, 2009. The main objective of the amendments is to ensure an expedient return to economic growth by implementing economic measures that will support the economy and promote employment during the recession which affected Québec as a result of the 2008 international financial crisis.

The amended Balanced Budget Act further provides that:

❑                   the Government must meet definitive objectives for decreasing budgetary deficits for Fiscal 2012 and Fiscal 2013; the objectives are established in the 2011-2012 Budget;

❑                    the revenue and expenditures established in accordance with the Government’s accounting policies must be balanced for Fiscal 2014.

The following table summarizes the consolidated financial transactions of the Government for the three years ended March 31, 2010, the preliminary results for Fiscal 2011 and the budget forecast for Fiscal 2012.

Table 8 Summary of Consolidated Financial Transaction(1) Year ending March 31 (dollar amounts in millions)
	2008	2009	2010	Preliminary Results 2011(2)(3)	Budget Forecast 2012

Budgetary transactions of the Consolidated Revenue Fund

Own-source revenue	49,464	48,773	47,994	46,925	50,336

Federal transfers	13,629	14,023	15,161	15,451	15,039

Total revenue	63,093	62,796	63,155	62,376	65,375

Program spending	(54,826)	(58,550)	(61,579)	(59,819)	(61,284)

Debt service	(7,021)	(6,504)	(6,117)	(6,934)	(7,794)

Total expenditure	(61,847)	(65,054)	(67,696)	(66,753)	(69,078)

Contingency reserve	—	—	—	(300)	(300)

Net results of Consolidated Revenue Fund	1,246	(2,258)	(4,541)	(4,677)	(4,003)

Net results of consolidated entities	404	1007	1,601	1,209	1,143

Surplus(deficit) within the meaning of the public accounts	1,650	(1,251)	(2,940)	(3,468)	(2,860)

Revenue of the Generations Fund	(449)	(587)	(725)	(732)	(940)

Stabilization reserve(4)	(1,201)	1,845	433	—	—

Accounting modifications	—	—	58	—	—

Consolidated budgetary balance within the meaning of the Balanced Budget Act	0	7	(3,174)	(4,200)	(3,800)

Deposit of dedicated revenues in the Generations Fund(5)	449	587	725	732	940

Consolidated budgetary balance	449	594	(2,449)	(3,468)	(2,860)

Consolidated non-budgetary transaction(6)

Investments, loans and advances	(2,658)	(966)	(2,009)	(1,622)	(2,024)

Fixed assets	(1,457)	(2,448)	(4,226)	(5,094)	(4,222)

Net investments in the networks	(487)	(622)	—	—	—

Retirement plans	2,458	2,274	2,612	3,364	2,720

Other accounts(7)	988	638	1,354	350	(1,148)

Consolidated non-budgetary requirements	(1,156)	(1,124)	(2,269)	(3,002)	(4,674)

Consolidated net financial requirements	(707)	(530)	(4,718)	(6,470)	(7,534)

Consolidated financing transactions

Change in cash position(8)	2,965	(4,639)	3,702	1,495	2,960

Net borrowings(9)	3,286	10,806	4,335	9,820	7,601

Retirement plans’ sinking fund(10) and funds dedicated to employee’s future benefits(11)	(4,895)	(4,918)	(2,594)	(4,113)	(2,087)

Generations Fund(5)	(649)	(719)	(725)	(732)	(940)

Total consolidated financing transactions	707	530	4,718	6,470	7,534

(1)	The categories set forth reflect the presentation of the 2011-2012 Budget.
(2)

As of Fiscal 2011, the 2011-2012 Budget incorporates the implementation of FORT and FRAF. The creation of these two funds does not affect the Government’s budgetary balance. However, it modifies the level of own-source revenue, program spending and net results of consolidated entities.

(3)

The Preliminary Results 2011 are based on financial information presented as at March 31, 2011 in the 2011-2012 Budget which was tabled on March 17, 2011. These preliminary results are subject to change.

(4)	A negative amount indicates an allocation to the reserve and a positive amount, a use of the reserve.
(5)

The Generations Fund was created in June 2006 by the adoption of the Act to reduce the debt and establish the Generations Fund and is a separate entity from the Consolidated Revenue Fund. This law establishes the fund as a permanent tool for reducing the debt burden. In addition, it stipulates that the sums accumulated in the Generations Fund are dedicated exclusively to repaying the debt.

(6)

As of Fiscal 2010, with line-by-line consolidation of the health and social services and education networks, their non-budgetary transactions are consolidated in these activities. Therefore, the item “net investment in the networks” no longer exists because it is now part of transactions between related entities.

(7)	Reflects notably year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks.
(8)	A positive number indicates a net decrease in cash.
(9)

Represents mainly new borrowings of $9,995 million, $17,351 million, $14,664 million, $18,726 million, and $17,222 million for each of Fiscal 2008 through 2012, respectively, less repayment of borrowings.

(10)

This sinking fund receives amounts to be used to cover retirement benefits payable by the Government under the public and parapublic sector retirement plans. (see “Consolidated Non-Budgetary Transactions Relating to Retirement Plans”).

(11)	These funds receive amounts used to cover employee’s future benefits (accumulated sick leave and surviving spouse’s pensions) payable to the Government’s employees.

2010-2011 Preliminary Results

Preliminary results for the Government’s financial transactions in Fiscal 2011 indicate a deficit of $4.2 billion.

The revenue of the Consolidated Revenue Fund for Fiscal 2011 is expected to be $918 million higher than forecasted in the 2010-2011 Budget. Excluding Government enterprises, the upward adjustment to own-source revenue amounts to $569 million. This adjustment reflects mainly the higher-than-expected revenue from personal income tax and revenue from consumption taxes. This increase is partially offset by a decline in revenue from corporate taxes compared with the forecast in the 2010-2011 Budget. The aggregate profits of Government enterprises were revised upward by $223 million, notably as a result of a $249 million upward adjustment of the results of the Société générale de financement du Québec (“SGF”). This increase in SGF’s results is due to the higher-than-anticipated net gains on realized investments and higher-than-anticipated gains on participations. The $126 million increase in federal transfers stems mainly from an $88 million increase in the offset payment for student financial assistance. Expenditure of the Consolidated Revenue Fund was revised upward by $712 million compared with the forecasts of the 2010-2011 Budget. The level of program spending (expenditures excluding debt service) set for Fiscal 2011 was revised upward by $758 million. This adjustment in program spending can be explained mainly by the $356 million impact of the new actuarial valuations of the retirement plans announced in the fall 2010 Update on Québec’s Economic and Financial Situation and a $402 million rise in the allowance for doubtful accounts.  Debt service was revised downward by $46 million.

The net results of consolidated entities are expected to total $1,029 million in Fiscal 2011. These net results are explained by:

❑                    The net results of special funds show a surplus of $470 million, an increase of $611 million compared with the results forecast in the 2010-2011 Budget. This increase is attributable mainly to the surplus of the Land Transportation Network Fund (FORT).

❑                    The net results of non-budget-funded bodies show a surplus of $59 million, a decrease of $114 million compared with the results forecast in the 2010-2011 Budget. This decrease is attributable mainly to the surplus of the Société québécoise d’assainissement des eaux (SQAE) which was $85 million lower than forecast, arising from its ongoing liquidation.

❑                    The net results of the health and social services and education networks for Fiscal 2011 show a deficit of $52 million, an improvement of $122 million compared with the deficit forecast in the 2010-2011 Budget.

❑                    Deposits in the Generations Fund for Fiscal 2011 are expected to total $732 million, a decrease of $160 million compared with the forecast in the 2010-2011 Budget. This decrease stems chiefly from lower than expected revenue from water-power royalties and investment income.

2011-2012 Budget

With its 2011-2012 Budget, the Government has reiterated its goal of a balanced budget in 2013-2014 through the measures contained in the plan to restore fiscal balance announced in the 2010-2011 Budget.

Moreover, the Government has reiterated its commitment to trim the debt for future generations. Accordingly, the 2011-2012 Budget includes additional action to facilitate achievement of the Government’s debt reduction objectives through 2025-2026:

❑                   Total funding for infrastructure investment will be gradually decreased over the coming years, while maintaining the quality of infrastructures as required by the Act to promote the maintenance and renewal of public infrastructures.

❑                     Starting in 2014-2015, 25% of mining, oil and gas royalties in excess of $200 million will be paid into the Generations Fund.

Consequently, the Government expects a deficit of approximately $3,800 million and net financial requirements of $7,534 million in 2011-2012.

In 2011-2012, total revenue of the Consolidated Revenue Fund is budgeted at $65,375 million after the measures under the Plan to Restore Fiscal Balance, an increase of 4.8% compared with the preliminary results for 2010-2011. Excluding Government enterprises, own-source revenue is budgeted at $45,546 million, a 7.9% increase compared with 2010-2011 due to the impact of economic recovery and the impact of the measures identified in the Plan to Restore Fiscal Balance announced in the 2009-2010 and 2010-2011 Budgets. The profits of Government enterprises are budgeted at $4,790 million, an increase of 1,6%. Nearly 77% of total revenue comes from own-source revenue. Federal transfers are expected to decrease by 2.7% ($15,039 million) in 2011-2012.

The Government’s expenditure is expected to total $69,078 million in Fiscal 2012 after the measures under the Plan to Restore Fiscal Balance, 3.5% higher than the preliminary results of Fiscal 2011. Program spending will increase by 2.4% to $61,284 million. The growth in program spending is allocated mainly to the health and social services sector, the education sector and the family and seniors sector. The spending growth for other sectors will decrease by 0.2%. The Government’s program spending to GDP ratio is budgeted at 18.6% in 2011-2012. Consolidated Revenue Fund debt service is expected to increase by 12.4% to $7,794 million due to higher interest rates, the increase in the debt and the impact of recent returns of the Caisse de dépôt et placement du Québec on the income of the Retirement Plans Sinking Fund (which is applied against the interest on the retirement plans account). The portion of consolidated revenue allocated to debt service is budgeted to represent 12.1% in 2011-2012, a rise from 11.4% in 2010-2011.

The net results of consolidated entities are expected to total $1,143 million in Fiscal 2012 and are explained by:

❑                  The special funds are budgeted to provide surpluses of $249 million in 2011-2012, a decrease of $221 million compared with net results expected in 2010-2011. This decrease in surpluses is attributable chiefly to the decrease of the net results of the FORT, expected to amount to $519 million in 2010-2011 and $305 million in 2011-2012. .

❑                  The non-budget-funded bodies are budgeted for a deficit of $21 million in 2011-2012, a reversal of $80 million compared with the surplus of $59 million expected in 2010-2011.

❑                   The health and social services and education networks are budgeted for a deficit of $25 million in 2011-2012, an improvement of $27 million compared with net results expected in 2010-2011.

❑                   Deposits in the Generations Fund for Fiscal 2011-2012 are expected to amount to $940 million.

The projections in the 2011-2012 Budget reflect the following assumptions regarding the economy of Québec for 2011.

Table 9 Economic Assumptions included in the 2011-2012 Budget for the Year 2011 (in percentage)
Percentage Change over 2010

GDP
At current market prices	3.9
In chained 2002 dollars	2.0
Personal income	3.6
Business non-residential capital expenditures (2002 prices)	10.4
International exports (2002 prices)	4.1
Consumer expenditures (2002 prices)	2.2
Labor force	1.1
Employment	1.4

Average Rate

Unemployment rate	7.7

Note:

Economic assumptions, such as those included in the table above in this report and in all amendments to this report, are developed by Québec for and are a necessary part of the budget process. Actual results may differ materially from these assumptions.

Source:	Ministère des Finances du Québec.

Consolidated Revenue Fund Revenue

The following table shows own-source revenue and federal transfers by source for the Consolidated Revenue Fund.

Table 10 Consolidated Revenue Fund Revenue Year ending March 31 (dollar amounts in millions)
	2008	2009	2010	Preliminary Results 2011(1)(2)	Budget Forecast 2012	% of Total 2012

Income and property taxes
Personal income tax(3)	18,648	17,949	17,352	18,016	18,786	28.7%
Contributions to the Health Services fund	5,404	5,631	5,796	5,863	6,047	9.2
Corporate taxes(3)	4,819	4,176	3,878	3,633	3,885	5.9

	28,871	27,756	27,026	27,512	28,718	43.9
Consumption taxes
Retail sales	10,238	10,743	10,780	11,659	13,728	21.0
Fuel(4)	1,656	1,636	1,651	17	21	0.0
Tobacco	647	594	663	739	707	1.1
Alcoholic beverages	421	430	433	437	441	0.7

	12,962	13,403	13,527	12,852	14,897	22.8
Duties and permits
Motor vehicles(4)	757	772	784	42	42	0.1
Natural resources	86	8	105	75	257	0.4
Other	197	202	209	220	225	0.3

	1,040	982	1,098	337	524	0.8
Miscellaneous
Sales of goods and services(4)	399	443	454	421	314	0.5
Interest	562	635	387	541	550	0.8
Fines, forfeitures and recoveries	605	661	624	549	543	0.8

	1,566	1,739	1,465	1,511	1,407	2.2
Revenue from Government enterprises(5)
Société des alcools du Québec	761	808	867	887	940	1.4
Loto-Québec	1,360	1,375	1,252	1,237	1,246	1.9
Hydro-Québec	2,926	2,978	2,943	2,440	2,575	3.9
Other	(22)	(268)	(184)	149	29	0.0

	5,025	4,893	4,878	4,713	4,790	7.3

Total own-source revenue	49,464	48,733	47,994	46,925	50,336	77.0

Federal transfers

Equalization	7,160	8,028	8,355	8,552	7,815	12.0
Protection Payment(6)					369	0.6
Health transfers	3,925	3,740	4,148	4,309	4,516	6.9
Transfers for post-secondary education and other social programs	1,516	1,267	1,461	1,455	1,475	2.3
Other programs	1,028	988	1,197	1,135	864	1.3

Total federal transfers	13,629	14,023	15,161	15,451	15,039	23.0

Total revenue	63,093	62,796	63,155	62,376	65,375	100.0%

(1)

The Preliminary Results 2011 are based on financial information presented as at March 31, 2011 in the 2011-2012 Budget which was tabled on March 17, 2011. These preliminary results are subject to change.

(2)

As of Fiscal 2011, the 2011-2012 Budget incorporates the implementation of FORT and FRAF. The creation of these two funds does not affect the government’s budgetary balance. However, it modifies the level of own-source revenue, program spending and net results of consolidated entities

(3)						Since Fiscal 2011, figures exclude the activities of the FRAF.
(4)						Since Fiscal 2011, figures exclude the activities of the FORT.
(5)

Includes the dividends declared and the changes in surpluses or deficits accumulated by Government enterprises, which are consolidated with a corresponding revaluation of the investment held by the Government. The declared dividends were $4,216 million, $4,435 million, $4,287 million and $4,010 million for each of Fiscal 2008 through 2011, respectively, and are budgeted to be $4,143 million for Fiscal 2012.

(6)

In the March 17, 2011 Budget, Québec recorded amounts of $7,639 million in equalization and $545 million as payments, referred to in the 2011-2012 Budget as protection payment for 2011-2012, as announced by the federal government to the provinces in December 2010. These protection payments are discretionary spending of the federal government intended to ensure that total major transfers to provinces do not decrease compared to prior year. On March 21, 2011, the federal government informed Québec that it was correcting an error by Statistics Canada relating to 2011-2012, with the result that Québec’s equalization payment was raised by $176 million, bringing it to $7,815 million, while the protection payment was reduced by the same amount, to $369 million.

Taxes. The Government and the federal government share the power to levy personal income taxes in Québec. The Government levies and collects its own personal income tax at rates ranging from 16% to 24% in three brackets.

In Québec, businesses are subject to a tax on profits and a tax on payroll. A tax rate of 11.9% is applied to the profits of corporations. Small and medium-size enterprises (“SME”) are taxed at a reduced rate of 8% that applies on the first $500,000 of income from an eligible business.

Québec’s corporate tax system provides incentives for scientific research and experimental development activities. Measures also exist to stimulate investment and improve productivity, like the 5% investment tax credit on manufacturing and processing equipment (the rate rises to 10%, 20%, 30% or 40%, depending on the region).

On January 1, 2011, the tax on capital was eliminated for all companies in Québec in accordance with the government’s undertaking in the 2007-2008 Budget.

A payroll tax is applied to finance the Health Services Fund. The tax rate is 2.7% for payrolls of $1 million or less. The rate increases proportionally from 2.7% to 4.26% for payrolls between $1 million and $5 million. For payrolls of $5 million or more, the tax rate is 4.26%.

The Québec Sales Tax (“QST”) is a multi-stage value-added tax that applies uniformly at each stage of the production and marketing of goods and services. A mechanism provides rebates of the tax paid on inputs at various stages of production in order to avoid double taxation. For large businesses, QST rebates are not allowed on energy (unless used to produce movable property), telecommunications, road vehicles, fuel and meals and entertainment. The QST rate increased from 7.5% to 8.5%, on January 1, 2011. In the 2010-2011 Budget, it was announced that the QST would be increased by an additional percentage point on January 1, 2012 to 9.5%. The impact of this increase will be reduced substantially for the most disadvantaged households by a new solidarity tax credit. New home buyers will also be protected.

The 2010-2011 Budget announced the introduction, beginning July 1, 2010, of a health contribution levied on individuals at the time they file their income tax return each spring. Its implementation will be gradual and the individual contribution will amount to $25 in 2010, $100 in 2011 and $200 in 2012. Households whose family income is below the exemption thresholds provided for under the Québec public prescription drug insurance plan will be exempted from paying the health contribution. These income thresholds correspond to the income of seniors receiving the maximum guaranteed income supplement paid by the federal government.

On June 30, 2003, the Grand Chief of the Assembly of First Nations of Québec and Labrador filed a motion in Québec Superior Court for authorization to file a class action on behalf of all status Indians (except for James Bay Crees) who have paid Québec fuel tax since July 1, 1973 (the date on which this tax came into force) on purchases of fuel on a reserve in Québec. The Court authorized this class action in May 2007 but the class action has not been filed yet. Québec fuel tax legislation requires status Indians to pay the fuel tax embedded in the price of fuel at the pump but allows them to claim a rebate of the tax paid from the Québec Ministry of Revenue. The class action alleges that many status Indians failed to file a rebate claim for the fuel tax they paid and that the rebate system is not valid as the tax should not have been paid in the first place in view of the federal Indian Act, which exempts from taxes the property of a status Indian when it is located on a reserve. The amounts the class action could potentially involve have not yet been ascertained. The Grand Chief of the Assembly of First Nations of Québec and Labrador and the Minister responsible for Aboriginal Affairs have publicly indicated their preference for a negotiated settlement of this issue.

Federal Transfers. Equalization revenues amount to more than half of the federal transfers. Equalization is designed to enable provincial governments to offer reasonably comparable levels of public services without having to impose unduly high taxation. In its March 2007 Budget, the federal government announced a thorough reform of the equalization program on the basis of the recommendations made by the Expert Panel on Equalization and Territorial Formula Financing. However, on November 3, 2008, the federal government announced the introduction of new caps on equalization. These caps place limits on the equalization entitlements of recipient provinces.

The federal government contributes to the financing of provincial health programs by means of the Canada Health Transfer (“CHT”) and post-secondary education and other social programs by means of the Canada Social Transfer (“CST”).

Since 2007-2008, the CST is allocated on a purely per capita basis. The prior formula, which has been replaced, took into account the value of the tax points transferred to the provinces in 1977.

The federal government has undertaken to do the same thing for the CHT as of 2014-2015, once the health agreement signed by the First Ministers in September 2004 expires.

For Canada as a whole, the CHT is indexed by 6% per year while the CST is indexed by 3% per year.

Other federal transfers generally represent cost-sharing agreements for different provincial programs that relate to, among other things, the labour market, immigration and education.

Consolidated Revenue Fund Expenditure

The following table shows program spending and debt service by mission for the Consolidated Revenue Fund.

Table 11

Consolidated Revenue Fund Expenditure
Year ending March 31

(dollar amounts in millions)

	2008	2009	2010	Preliminary Results 2011(1)(2)	Budget Forecast 2012	% of Total 2012

Economy and Environment
Transports(3)	2,147	2,435	2,453	845	849	1.2%
Affaires municipales, Régions et occupation du territoire	1,152	1,148	1,146	1,192	1,080	1.6
Emploi et Solidarité sociale	875	964	955	883	870	1.3
Développement économique, Innovation et Exportation	706	972	901	916	890	1.3
Agriculture, Pêcheries et Alimentation	724	706	1,100	1,062	1,068	1.5
Other	1,103	1,073	1,176	1,082	1,002	1.5

	6,707	7,298	7,731	5,980	5,759	8.3

Education and Culture
Éducation, Loisir et Sport	12,559	13,486	13,808	14,159	14,527	21.0
Teachers Pension Plan	840	836	845	1,053	1,013	1.5
Culture, Communications et Condition féminine	623	641	653	650	671	1.0
Other	131	157	166	176	303	0.4

	14,153	15,120	15,472	16,038	16,514	23.9

Health and Social Services
Santé et Services sociaux(4)	17,931	19,019	20,320	20,659	21,461	31.1
Régie de l’assurance maladie du Québec(5)	6,123	6,603	7,147	7,457	7,680	11.1

	24,054	25,622	27,467	28,116	29,141	42.2

Support for Individuals and Families
Emploi et Solidarité sociale	3,294	3,287	3,412	3,439	3,385	4.9
Famille et Aînés	1,836	1,960	2,066	2,250	2,387	3.5
Other	238	242	243	249	241	0.3

	5,368	5,489	5,721	5,938	6,013	8.7

Administration and Justice
Sécurité publique	1,054	1,119	1,157	1,180	1,163	1.7
Revenu(6)	1,219	1,377	1,471	—	—	0.0
Affaires municipales, Régions et occupation du territoire	669	664	669	669	682	1.0
Justice	456	464	474	476	463	0.7
Pension and insurance plans	323	335	333	371	347	0.5
Other	823	1,062	1,084	1,051	1,427	2.1

	4,544	5,021	5,188	3,747	4,082	5.9

Anticipated Lapsed Appropriations					(225)	- 0.3

Total program spending	54,826	58,550	61,579	59,819	61,284	88.7

Debt service
Direct debt service	4,548	4,372	3,755	4,286	5,007	7.2
Interest ascribed to the retirement plans and employee future benefits	2,473	2,132	2,362	2,648	2,787	4.0

Total debt service	7,021	6,504	6,117	6,934	7,794	11.3

Total expenditure	61,847	65,054	67,696	66,753	69,078	100.0%

(1)

The Preliminary Results 2011 are based on financial information presented as at March 31, 2011 in the 2011-2012 Budget which was tabled on March 17, 2011. These preliminary results are subject to change.

(2)

As of Fiscal 2011, the 2011-2012 Budget incorporates the implementation of FORT and FRAF. The creation of these two funds does not affect the government’s Government’s budgetary balance. However, it modifies the level of own-source revenue, program spending and net results of consolidated entities.

(3)	Since Fiscal 2011, the “Transports” portfolio excludes the activities of the FORT.
(4)	Includes the cost of benefits vested during the year for the retirement plans.
(5)	The Québec health insurance plan.
(6)

As of Fiscal 2011, the “Revenu” portfolio is withdrawn to account for the establishment of the Agence du revenu du Québec, which replaces the Ministère du Revenu. This entity is compensated for its services via the FRAF.

Economy and Environment. Spending is budgeted to decrease by 3.7% for Fiscal 2012 compared to Fiscal 2011.

This decrease is attributable mainly to a decrease of the budget for the Ministère des Affaires municipales, des Régions et de l’Occupation du territoire, particularly due to the withdrawal of the amounts required for payment of the debt service of Société québécoise d’assainissement des eaux and the implementation of the measures forecast in the 2010-2014 Action Plan to Reduce and Control Expenditures.

The budget of the Ministère du Développement économique, de l’Innovation et de l’Exportation also decreases, mostly due to a decrease in the appropriations allocated to the Economic Development Fund, mainly related to the end of the RENFORT program, and to economic measures related to the 2010-2014 Action Plan to Reduce and Control Expenditures.

Finally, the decrease of the budget for the Ministère de l’Emploi et de la Solidarité sociale is primarily due to an amount received in 2010-2011 from the provision for carrying out activities supporting the integration and francization of immigrants, as well as the expected effect of the decrease in the clientele of the last-resort financial assistance programs and the economic measures resulting from the 2010-2014 Action Plan to Reduce and Control Expenditures.

Education and Culture. Spending is budgeted to increase by 3.0% for Fiscal 2012 compared to Fiscal 2011. This increase is attributable to an increase of the budget for the Ministère de l’Éducation, du Loisir et du Sport. Additional amounts serve to maintain and improve the quality of services; and allow funding of the different growth factors in the education networks, specifically wage parameters, clientele effects and the subsidized debt, to act on government commitments and to ensure the ongoing implementation of the actions announced in the Action strategy on Student Retention and Student Success and the Action Plan to promote success for students with handicaps, social maladjustments or learning disabilities, particularly to reduce class size in elementary schools, provide individualized guidance in secondary schools and increase the supply of extracurricular, sports and cultural activities.

Health and Social Services. Spending is budgeted to increase by 3.6% for Fiscal 2012 compared to Fiscal 2011. The growth allocated to the Ministère de la Santé et des Services sociaux particularly serves to fund the forecast increases in remuneration for health and social services network staff and for health professionals, the variation in employer’s contributions and adjustments to the retirement plans, to cover the specific system costs of health related to population aging, indexation of non-salary expenditures, the increase in the interprovincial rates and volumes of activities regarding hospitalization insurance outside Québec, the continuation of the assisted procreation program, an increase in the funding of certain institutions and the change in debt service.

Support for Individuals and Families. Spending is budgeted to increase by 1.3% for Fiscal 2012 compared to Fiscal 2011. This increase is attributable mainly to an increase of the budget for the Ministère de la Famille et des Aînés which will increase the budget for assistance to families and to ensure the financing of new childcare spaces needed to reach the target of 220,000 places in 2011-2012.

Administration and Justice. Spending is budgeted to increase by 8.9% for Fiscal 2012 compared to Fiscal 2011. The increase of the budget for the Ministère du Conseil exécutif is mainly due to indexations and adjustments of agreements with First Nations and the costs related to the Youth Action Strategy.

Debt Service. Spending is budgeted to increase by 12.4% for Fiscal 2012 compared to Fiscal 2011. This rise is attributed to higher interest rates, the increase in the debt and the impact of recent returns of the Caisse de dépôt et placement du Québec on the income of the Retirement Plans Sinking Fund (which is applied against the interest on the retirement plans account).

Government Employees and Collective Unions

In its 2011-2012 Budget, the Government plans to spend $34.6 billion for the remuneration of its employees, including health and education workers.

The Government has recently signed with a vast majority of its unionized employees new collective agreements which will expire on March 31, 2015. These agreements include a 6% wage increase over five years, plus an additional adjustment of up to 1%, depending on inflation, that would apply on the last day of the collective agreements, on March 31, 2015.  The wage parameters are 0.5% in 2010-2011, 0.75% in 2011-2012, 1.0% in 2012-2013, 1.75% in 2013-2014 and 2.0% in 2014-2015.  Additionally, this offer is subject to an adjustment mechanism, which could increase the wage parameters in 2012-2013, 2013-2014 and 2014-2015 by a maximum of 3.5% overall, if economic growth exceeds expectations for the years 2010 to 2013.

As of June 6, 2011, approximately 5% of public employees, as well as a number of groups with specific plans including in particular physicians, other health professionals and police officers of the Sûreté du Québec are in negotiations with the Governement concerning their collective agreements.

The salary freeze for the Premier, ministers and MNAs is maintained in 2011-2012 together with the suspension of performance premium payments which applies to all executives of the public service and to office staff, as well as management staff in the health and social services network and the education networks.  The wage increase negotiated with unionized employees will apply to all employees in public and parapublic sectors.

The Government is maintaining a total labour cost freeze for departments and budget-funded organizations until 2013-2014. Pay increases will thus be offset by a reduction in staff numbers and by productivity gains. The partial replacement of retiring personnel, which has applied in the public service since 2004, was extended to administrative staff, including managers, in the education and the health and social services networks.

Consolidated Non-Budgetary Transactions

The following table shows the distribution of the consolidated non-budgetary transactions.

Table 12

Consolidated Non-Budgetary Transactions(1)(2)

Year ending March 31

(dollar amounts in millions)

	2008	2009	2010	Preliminary Results 2011(3)	Bubget Forecast 2012

Investments, loans and advances
Government enterprises
Shares and investments	—	(250)	(250)	(20)	(510)
Change in the equity value of investments(4)	(807)	(460)	(591)	(703)	(648)
Loans and advances	(82)	(318)	(197)	(28)	(39)

Total Government enterprises	(889)	(1,028)	(1,038)	(751)	(1,197)
Investment with the Caisse de dépôt et placement du Québec(5)	(1,100)	804	296	—	—
Other	(669)	(742)	(1,267)	(871)	(827)

Total investments, loans and advances	(2,658)	(966)	(2,009)	(1,622)	(2,024)

Fixed assets
Net investments	(2,747)	(3,754)	(6,889)	(7,937)	(7,246)
Depreciation	1,290	1,306	2,663	2,843	3,024

Total fixed assets	(1,457)	(2,448)	(4,226)	(5,094)	(4,222)

Net investments in the networks(6)
Annual deficit	442	(31)	—	—	—
Loans and advances to the networks	(929)	(591)	—	—	—

Total net investments in the networks	(487)	(622)	—	—	—

Retirement plans and other employee future benefits
Cost of vested benefits, amortizations and contributions(7)	2,049	2,071	2,279	2,487	2,409
Interest on the actuarial obligation(8)	4,398	4,383	4,627	4,739	4,855
Benefits, repayments and administrative expenses(9)	(3,989)	(4,180)	(4,294)	(3,862)	(4,544)

Total retirement plans and other employee future benefits	2,458	2,274	2,612	3,364	2,720

Other accounts	988	638	1,354	350	(1,148)

Total consolidated non-budgetary transactions	(1,156)	(1,124)	(2,269)	(3,002)	(4,674)

(1)	A negative entry indicates a financial requirement and a positive entry, a source of financing.
(2)

As of Fiscal 2010, line-by-line consolidation of transactions of the health and social services and education networks requires taking into account the change in the various balance sheet items, including capital expenditures and debts. Therefore, the Government’s net financial requirements include the network’s assets funded through organizations outside the Government’s reporting entity.
(3)

The Preliminary Results 2011 are based on financial information presented as at March 31, 2011 in the 2011-2012 Budget which was tabled on March 17, 2011. These preliminary results are subject to change.

(4)	Change in accumulated surpluses or deficits (i.e., change in net income (loss) after declared dividends to the Government).
(5)	A negative entry represents a deposit and a positive entry represents a withdrawal of the stabilization reserve fund.
(6)

Since Fiscal 2010, with line-by-line consolidation of the health and social services and education networks, the item “net investment in the networks” no longer applies because all of these entities are now part of the consolidated entities.

(7)

The Government covers costs at a rate of 50% for years of service since July 1, 1982 for the RREGOP and since January 1, 2001 for RRPE. For most of the other plans, the Government covers the difference between the cost of each plan and the contributions paid by participants (cost-balance pension plans). For years of service accumulated as of January 1, 2000, pension benefits will be adjusted based on the higher result from the following two calculations: inflation less 3% or half the inflation rate. Previously, pension benefits for years of service accumulated between 1982 and 1999 inclusive were adjusted by the inflation rate less 3%. Benefits for years of service accumulated before 1982 were adjusted by the inflation rate.

(8)

Excludes impact of the income from the retirement plans sinking fund of $1,887 million, $2,176 million, $2,175 million and $2,078 million for each of Fiscal 2008 through 2011, respectively. The income for Fiscal 2012 is expected to be $2,051 million.

(9)

The retirement plans liability, excluding the retirement plans sinking fund estimated at $42.2 billion, is estimated at $71.4 billion for Fiscal 2011, consisting of $50.3 billion in respect of RREGOP and RRPE and $21.1 billion in respect of the other public sector plans. These liabilities are estimated in accordance with the method recommended by the Public Sector Accounting and Auditing Board of the Canadian Institute of Chartered Accountants (“CICA”) regarding the accounting of public sector pension plans.

Investments, Loans and Advances. Investments, loans and advances represent capital contributions, loans or advances made to Government enterprises and agencies, municipalities, private corporations and individuals. Investments represent mainly equity transactions by the Government in its enterprises and also reflect the Government’s share in profits and losses of enterprises in which the Government holds capital stock. Loans and advances are repayable to the Government, although not all repayment schedules have been set (see “Government Enterprises and Agencies”).

Fixed Assets. The Government records fixed assets and depreciates them over their useful life. Fixed assets consist of acquisitions and dispositions and the cost of depreciation of the recorded value of these fixed assets.

Retirement Plans. Retirement plans include transactions relating to the public sector retirement plans administered by the Government. The Government and Public Employees Retirement Plan (Régime de retraite des employés du gouvernement et des organismes publics or “RREGOP”) was established by the Government in 1973 for civil servants, teachers and employees in health and social services who opted to join the plan and all those who were hired after June 30, 1973. The Pension Plan for Management Personnel (Régime de retraite du personnel d’encadrement or “RRPE”) covers management and comparable personnel since January 1, 2001. Until then, those employees had participated in the RREGOP. RREGOP and RRPE cover 538,000 employees and other plans cover 17,783 employees as of December 31, 2009.

The Government accounts for its contributions (including those for current services and interest on the actuarial obligation for the plans) as a budgetary expenditure. This expenditure takes the form of provisions and is not generally a cash expenditure in the year. Accordingly, the impact of these contributions is to increase the budgetary deficit without affecting net financial requirements, since they are offset by an equal amount in non-budgetary transactions. The portion of benefits and other payments that are the responsibility of the Government are a claim on, and are payable out of, the Consolidated Revenue Fund.

In Fiscal 1994, the Government created the Retirement Plans Sinking Fund (“RPSF”) managed by the Caisse de dépôt et placement du Québec, which consists of a cash reserve that may eventually be used for paying the retirement benefits of public sector employees. In December 1999, the Government announced that it would accelerate its deposits to the RPSF to ensure that by 2020 the sums accumulated in this fund would be equal to 70% of the Government’s actuarial obligations, as shown in the Public accounts, through that date with respect to the retirement plans of public sector employees.

On December 19, 2001, several associations of executives participating in public and parapublic retirement plans filed in the Québec Superior Court a motion for a declaratory judgement on three issues, two of which were subsequently withdrawn. The remaining issue is a request for a declaration that the

Government’s share of the cost in the funding of these plans creates a financial obligation for the Government as an employer, the value of which corresponds to the fund the Government would have accumulated had it paid its contributions since 1973 on the same basis used to determine the participants’ fund.

On July 15, 2004, the Québec Superior Court decided the motion, concluding that (i) the Government adequately disclosed its financial commitments in accordance with the Guidelines of the Canadian Institute of Chartered Accountants regarding the share of the cost of the RREGOP, the RRPE and the Pension Plan of Peace Officers in Correctional Services (Régime de retraite des agents de la paix en services correctionnels or “RRAPSC”), and (ii) the Government has no obligation to apply the same actuarial basis as the one used to fund the participants’ pension account. The Court further concluded that, from the evidence presented, the pension patrimony of each participant did not suffer any harm from the use of another actuarial basis. On August 13, 2004, the plaintiffs filed an appeal with the Québec Court of Appeal, which was suspended pending a decision on the following motion.

On April 7, 2006, various union organizations representing participants in the RREGOP filed a motion for a declaratory judgement with the Québec Superior Court to determine that (i) the RREGOP fund is constituted of the participants’ payroll contributions and contributions by the Government, (ii) the RREGOP fund constitutes a patrimony distinct from the Government, and (iii) the Government has a commitment in regards to the sharing of the cost of the RREGOP whose value corresponds to the fund it would have constituted had it paid its contributions since 1973 on the same bases as those used to determine the participants’ funds. In July 2010, the union organizations abandoned the lawsuit they had instituted for the purpose of obtaining a declaratory judgment.

The proceeding in declaratory judgment instituted by the associations of executives is still pending before the Québec Court of Appeal.

Other Accounts. The transactions related to other non-budgetary accounts reflect, notably, year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks. These accounts normally fluctuate according to the overall volume of financial transactions. They may be subject to significant variations from year to year, however, since they depend on the coordination of collection and disbursement transactions.

Table 13

Québec’s Financial Assets and Liabilities

Fiscal year ending March 31

(dollar amounts in millions)

	2009	2010(1)

Financial Assets(2)	49,939	49,235

Liabilities(3)	184,176	199,335

Government Guaranteed Debt(4)	36,668	36,385

(1)

For Fiscal 2010, financial assets and liabilities of the health and social services and education networks are presented line-by-line, whereas for Fiscal 2009 these financial statement items are incorporated in the item “net investment in the networks.”

(2)

Financial assets include short-term investments, accounts receivable, inventories intended for sales, investment in Government enterprises, long-term investments, the Generations Fund and deferred expenses related to debts. Short-term investments, which include Treasury bills, notes, deposit certificates, banker’s acceptances, bonds, commercial paper and other similar instruments equalled, as at March 31, 2010, $3.929 billion compared to $7.872 billion as at March 31, 2009.

(3)

Liabilities are comprised of bank overdraft, accounts payable and accrued expenses, deferred revenue, transfers from the federal government to be repaid, pension plans and other future social benefits, debt before deferred foreign exchange gain (loss) and deferred foreign exchange gain (loss).

(4)	See “Public Sector Debt – Guaranteed Debt”.

GOVERNMENT ENTERPRISES AND AGENCIES

Government enterprises and agencies can be divided into three categories: enterprises included in the Government’s reporting entity, agencies whose reporting entity is included in the Government’s reporting entity and agencies which conduct fiduciary transactions that are not included in the Government’s reporting entity.

Most of the enterprises included in the Government’s reporting entity are stock companies that are owned exclusively by the Government and operate on a commercial basis. The Government may guarantee the debt of some of these enterprises. Some of them pay dividends to the Government. Société des alcools du Québec and Loto-Québec transfer as dividends all of their net earnings to the Government. In previous years, Hydro-Québec generally paid as dividends approximately 50% of its net income. In the 2008-2009 Budget Speech, the Government changed the dividend payment policy so that henceforth, Hydro-Québec pays as dividends up to 75% of its net income calculated in accordance with the provisions of the Hydro-Québec Act.

Agencies whose reporting entity is included in the Government’s reporting entity are budgetary corporations whose expenditures are funded in part or in whole through funds appropriated by the National Assembly. These enterprises may benefit from loans and advances from the Government. The debt service of some of these corporations may be guaranteed in part by the Government.

Agencies that conduct fiduciary transactions play an important economic role in Québec. As an investment manager, Caisse de dépôt et placement du Québec invests funds on behalf of public retirement plans, insurance plans and other public enterprises.

The Government emphasizes the strategic role of its enterprises and agencies by initiating investment projects that are profitable and creating jobs in partnership with the private sector.

The Government manages an extensive portfolio of assets through Government enterprises. Those assets may be sold to the private sector when the timing is deemed appropriate.

Table 14

Major Enterprises and Agencies

Area of Activity

Enterprises included in the Government’s reporting entity
Hydro-Québec	Energy production, transmission and distribution
Loto-Québec	Gaming
Société des alcools du Québec (“SAQ”)	Wholesale and retail sale of alcoholic beverages
Investissement Québec(1)	Economic development
Société Innovatech (Grand Montréal, Québec, Chaudière-Appalaches, Sud du Québec et Régions ressources)	Venture Capital (High technology sector)

Agencies whose reporting entity is included in the Government’s reporting entity
Corporation d’hébergement du Québec (“CHQ”)(2)	Construction,development and management of health care buildings
Financement-Québec	Financing public sector organizations
Société d’habitation du Québec (“SHQ”)	Development and management of public housing
Immobilière-SHQ(3)	Development and management of public housing
Société immobilière du Québec (“SIQ”)	Construction, development and management of public buildings
Société québécoise d’assainissement des eaux (“SQAE”)(4)	Water purification

Agencies which conduct fiduciary transactions that are not included in the Government’s reporting entity
Caisse de dépôt et placement du Québec (“Caisse”)	Investment management
Commission administrative des régimes de retraite et d’assurances (“CARRA”)	Public sector pension funds management
Régie des rentes du Québec (“RRQ”)	Pension funds management

(1)

As explained below in the Enterprises Included in the Government’s Reporting Entity section, Investissement Québec is a corporation resulting from the April 1, 2011, merger of SGF with Investissement Québec.

(2)	Bill 130, which is expected to be enacted by June 10, 2011, provides that CHQ will be merged with the Société immobilière du Québec (SIQ).
(3)	Bill 130 provides that Immobilière-SHQ is dissolved and all rights and obligations are transferred to the Société d’habitaiton du Québec (SHQ).
(4)

Bill 130 provides that the activities of Société québécoise d’assainissement des eaux (SQAE), will be carried out by the Ministère des Affaires municipales, des Régions et de l’Occupation du territoire, excepted rights and obligations under its bond loans and its loans. Bill 130 will allow SQAE to be dissolved upon its final liquidation.

The following table shows total Government investment in and guaranteed debt of certain Government enterprises as well as certain financial information as of the latest fiscal year for which this information is publicly available.

Table 15

Financial Information on Certain Government Enterprises(1)

(dollar amounts in millions)

	Share Capital	Loans and Advances(2)	Accumulated Surplus (Deficit)(3)	Total Government Investment(4)	Debt Guaranteed by the Government	Assets	Revenue	Net Income (Loss)(5)

Enterprises included in the Government’s reporting entity

Hydro-Québec (12-31-2010)	4,374	—	14,192	18,566	36,932	65,898	12,338	2,515

Loto-Québec (03-31-2010)	—	—	134	134	—	1,186	3,810	1,456

SAQ (03-27-2010)	30	—	15	45	—	628	2,542	867

SGF (12-31-2009)(6)	2,673	—	(830)	1,844	—	2,305	720	(245)

(1)	All financial information is as of the fiscal year-end indicated for each enterprise or for the fiscal year then ended.
(2)	Does not include loans from the Financing Fund. (The Financing Fund offers financing services only to consolidated organizations and other Government enterprises).
(3)	Includes accumulated other comprehensive income.
(4)	Total Government Investment is the sum of Share Capital, Loans and Advances and Accumulated Surplus (Deficit). (See discussion of individual enterprises below).
(5)

In the case of agencies whose reporting entity is included in the Government’s reporting entity, Net Income (Loss) figures include, as revenue, financial assistance from the Government for operating purposes.

(6)

Figures concerning SGF are for 2009. Following the announcement of the merger of SGF with Investissement Québec, which was completed April 1, 2011, it was decided that SGF’s last annual report would cover a 15-month period from January 1, 2010 to March 31, 2011. Figures for this period will be made public in the summer of 2011.

Enterprises Included in the Government’s Reporting Entity

Hydro-Québec. Hydro-Québec operates one of the two largest systems in Canada for the generation and distribution of electric power. Hydro-Québec supplies virtually all electric power distributed in Québec.

Under the provisions of the Hydro-Québec Act, Hydro-Québec is mandated to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy. Under the Hydro-Québec Act, the Government is entitled to declare a dividend from Hydro-Québec when certain financial criteria are met. In Fiscal 2011, the Government received a dividend of $1.886 billion from Hydro-Québec, compared with $2.168 billion in Fiscal 2010.

As of December 31, 2010, Hydro-Québec operates 60 hydroelectric plants with a combined installed capacity of 34,490 MW, 28 thermal plants totaling 1,506 MW and one nuclear plant with a capacity of 675 MW. Hydro-Québec also has access to almost all the output from the Churchill Falls (Labrador) Corporation Limited (“CF(L)Co”) generating station (which has a total capacity of 5,428 MW) under a contract that will remain in effect until 2041. In 2010, Hydro-Québec purchased all the output from nine privately-owned wind farms with a total installed capacity of 659 MW. An additional 1,277 MW are available under various agreements with other independent suppliers. Hydro-Québec maintains more than 20,700 miles of transmission lines.

Table 16

Hydro-Québec’s Operations
Year ended December 31

(dollars in millions unless stated otherwise)

	2006	2007	2008	2009	2010

Total revenue from electricity sales	10,551	11,985	12,364	12,055	12,019

Revenue from electricity sales outside Québec	1,149	1,617	1,919	1,506	1,513

Capital investments affecting cash(1)	3,501	3,590	3,953	4,307	4,220

Restated Net income(2)	3,637	2,798	3,015	2,871	–

Reported Net income(2)	3,741	2,907	3,141	3,035	2,515

Debt guaranteed by Government (at end of period)	33,798	33,402	34,881	36,518	36,932

Total electricity sales (terawatthours)	181.8	192.8	191.7	188.7	192.8

Restated Interest coverage(2)(3)	2.01	2.09	2.07	2.11	–

Reported Interest coverage(2)(3)	2.06	2.13	2.12	2.17	1.92

Restated Capitalization ratio(2)(4)	31.4%	33.1%	33.4%	32.6%	–

Reported Capitalization ratio(2)(4)	36.1%	37.5%	37.7%	37.0%	32.1%

(1)	Including Energy Efficiency Programs.
(2)

The comparative data include adjustments relating to continuing operations that stem mainly from the change in the accounting policy regarding the depreciation method for property, plant and equipment. On January 1, 2010, Hydro-Québec amended its accounting policy on the depreciation of property, plant and equipment in order to adopt the straight-line method. Property, plant and equipment were previously depreciated using the sinking fund method, at a rate of 3%.

(3)	Sum of operating income and net investment income divided by gross interest expense.
(4)	Equity divided by the sum of equity, long-term debt (including current portion), perpetual debt, short-term borrowings and derivative instrument liabilities, less derivative instrument assets.

The Act respecting the Régie de l’énergie (the “Energy Board Act”), enacted in 1996, grants the Régie de l’énergie (the “Energy Board”) exclusive authority to determine or modify Hydro-Québec’s rates and conditions under which electricity is transmitted and distributed by Hydro-Québec. Under this legislation, rates are set by reasoned decision of three commissioners after public hearings. Moreover, the Energy Board Act stipulates that rates are determined on a basis that allows for recovery of the cost of service plus a reasonable return on the rate base. The Energy Board consists of seven full-time members appointed by the Government and, in the exercise of its functions, is charged with reconciling the public interest, consumer protection and the fair treatment of the electric power carriers and of distributors. The Energy Board Act was amended in December 2006 to grant the Energy Board new powers regarding energy efficiency programs and actions as well as mandatory reliability standards.

Under the Energy Board Act, Hydro-Québec has been granted exclusive rights for the distribution of electric power throughout Québec, excluding the territories served by distributors operating a municipal or private electric system as of May 13, 1997. The Energy Board has the authority to: fix, or modify, after holding public hearings, Hydro-Québec’s rates and conditions for the transmission and distribution of electric power; approve its electric power supply plan; designate a reliability coordinator for Québec and adopt the standards of reliability proposed by the designated reliability coordinator; authorize its transmission and distribution investment projects; approve its distribution commercial programs; and, rule upon complaints from customers concerning rates or services.

Hydro-Québec’s 2009-2013 Strategic Plan sets forth three main priorities: (i) energy efficiency; (ii) renewable energies; and (iii) technological innovation. More specifically, Hydro-Québec plans to: (a) promote the conservation of energy by investing in energy efficiency programs; (b) begin a new phase of large-scale hydroelectric development in order to finish carrying out Québec’s energy strategy (4,500 MW) and to implement an additional planned expansion (3,500 MW) under Québec’s Plan Nord; (c)

continue integrating wind farm capacity resulting from Hydro-Québec’s tender calls of recent years, for a total of nearly 4,000 MW by 2016-2017; (d) rely on technological innovation to remain on the leading edge of the power industry, improve customer services and further enhance Hydro-Québec’s performance; and (e) develop energy-efficiency technologies.

Hydro-Québec is co-defendant with Québec and others in certain legal actions undertaken by various aboriginal communities concerning alleged infringements of their ancestral rights over their claimed traditional territories. (See “Québec-Native Peoples” above.)

On February 23, 2010, CF(L)Co instituted proceedings against Hydro-Québec seeking the modification, as of November 30, 2009, of the pricing terms of the 1969 contract under which Hydro-Québec purchases electricity from CF(L)Co. Alternatively, CF(L)Co is seeking the cancellation of this contract with effect six months from the date of judgment. Hydro-Québec intends to contest this claim.

Loto-Québec. Loto-Québec operates and administers lottery systems and gaming houses, including casinos, a video lottery network and bingo products. It offers lottery products in more than 8,670 points of sale. Loto-Québec currently operates four government-owned casinos located in Montréal, Charlevoix, Gatineau and Mont-Tremblant. It also operates a network of video lottery terminals, limited by the Government to no more than 12,000 such terminals.

On July 7, 2010, Cabinet passed a by-law amending the By-law respecting interactive television games, which laid the foundations for the introduction of online gaming by Loto-Québec. Since December 1, 2010, Loto-Québec has offered online gaming and a partnership agreement was entered into on February 4, 2011, with the British Columbia Lottery Corporation to offer common games. The agreement stipulates that other lottery corporations in Canada may join.

Loto-Québec pays all of its net earnings to the Government as a dividend after deducting contributions to the Fonds d’aide à l’action communautaire autonome and to all the specified-purpose funds of the Government. The 2011-2012 Budget forecasts dividends from Loto-Québec of $1,237 million for Fiscal 2011 and $1,246 million for Fiscal 2012, compared with $1,252 million received in Fiscal 2010.

Société des alcools du Québec (“SAQ”). The SAQ sells alcoholic beverages and pays all of its net earnings to the Government as a dividend.  As part of the 2011-2012 Budget, the SAQ is budgeted to pay dividends of $887 million in Fiscal 2011 and $940 million in Fiscal 2012 compared with $867 million in Fiscal 2010.

On September 8, 2010, the Government authorized the SAQ to acquire 50% of the shares in a limited partnership jointly owned with the Fonds de solidarité FTQ and Fondaction CSN for no more than $50 million. The new company (called TWIST) will operate outside Québec in the alcoholic beverages trade, except retail sales in stores. Services may include the selection, analysis, quality control, purchasing, distribution, marketing, commercialization and management of a sales network.

Investissement Québec. As of April 1, 2011, the Government merged the Société générale de financement du Québec (SGF) and Investissement Québec to form a new government enterprise named Investissement Québec.

The goal of the merger is to create a stronger financial institution with a more consistent focus that serves as a gateway and one-stop service outlet for potential investors. The new Investissement Québec encompasses:

o                the operations of the former Investissement Québec that do not derive from a mandate or a program developed or designated by the Government;

o                the SGF;

o    IQ Immigrants Investisseurs Inc. (Immigrant Investors), which was a subsidiary of the former Investissement Québec;

o                the Regional Economic Intervention Funds (IQ FIER Inc.) and seed funds.

In addition, Investissement Québec will administer, on behalf of the Government, mandates or programs developed or designated by the Government. However, these mandates and programs will not affect the results of Investissement Québec. The rights and obligations of current Government mandates have been taken back by the Government, through the Fonds de développement économique.

With this division of responsibilities, the new Investissement Québec now qualifies as a Government enterprise, whereas the former Investissement Québec was a non-budget-funded body.

To support the new Investissement Québec in its mandates, the Government will subscribe, in 2011-2012, $400 million of its share capital. The Government will subscribe an additional $100 million to Investissement Québec in each of 2012-2013 and 2013-2014. The amounts planned for 2011-2012 ($400 million) and 2012-2013 ($100 million) replace the $500 million that remained to be paid to the SGF under the January 2009 announcement concerning the payment of an additional contribution to SGF’s capital of $1 billion to stimulate Québec’s economy.

Moreover, Investissement Québec will be responsible for administering, on behalf of the Government, an endowment of up to $500 million dedicated to the Government’s equity participations in strategic projects on the territory of the Plan Nord.

Sociétés Innovatech. There are four Innovatech corporations (Innovatech du Grand Montréal, Innovatech Régions ressources, Innovatech du sud du Québec and Innovatech Québec et Chaudière-Appalaches). They are venture capital corporations that fund technology innovations at the start up or technical research stage in their respective territories. As at March 31, 2010, the total assets of the four Innovatech corporations amounted to $94 million and their combined shareholder equity was $84.3 million.

In 2004, the Government announced its intention to privatize Innovatech du Grand Montréal and convert the three others into corporations with mixed public-private capital. Since then, the investment portfolio of Innovatech du Grand Montréal has been sold to a subsidiary of Coller Capital while Innovatech Régions ressources and Innovatech du sud du Québec have been converted into mixed public-private capital corporations. The status of Innovatech Québec et Chaudière-Appalaches remains unchanged.

Agencies Which Conduct Fiduciary Transactions That Are Not Included in the Government’s Reporting Entity

Caisse de dépôt et placement du Québec (“Caisse”). The Caisse invests the funds entrusted to it by several public pension plans, insurance plans and various public bodies. As of December 31, 2010, the net assets of the Caisse (at market value) totaled $151.7 billion. The main depositors and their respective assets on deposit (at market value) were as follows: CARRA, $49.1 billion; RRQ, $33.8 billion; Retirement Plan Sinking Fund, $34.2 billion; Commission de la construction du Québec, $12.0 billion; Commission de la santé et sécurité du travail, $9.6 billion; and SAAQ, $7.0 billion.

The Caisse’s overall return is the average weighted return on the funds of all its depositors. Individual returns for the seven main depositors varied from 13.2% to 14.3%, depending on their specific asset allocations. The overall return for the year ended December 31, 2010 was 13.6%. The overall average return of the Caisse over the past 5 years was 2.5%.

As stated by law, the mission of the Caisse is to receive monies on deposit as provided by law and manage them with a view to achieving optimal return within the framework of depositors’ investment policies while at the same time contributing to Québec’s economic development. The Caisse invests its depositors’ funds in various asset classes, including fixed income, equities, hedge funds, commodity financial instruments, private equity, infrastructures, real estate and real estate debt. The Caisse is permitted, subject to certain exceptions, to invest in up to 30% of the common shares of any corporation or invest up to 5% of its total assets in shares of any corporation.

As of December 31, 2010, the Caisse’s investments were distributed as follows: 32.8% in bonds, 35.8% in equity and convertible securities, 15.1% in deposits and short-term investments and 16.3% in real estate holdings and mortgages. Investments by the Caisse in bonds of the Government of Canada, of the Québec’s public sector, other Canadian provinces, municipalities and other Canadian bodies totaled $45.4 billion (at market value). As at December 31, 2010, the Caisse held investments in Canadian third-party and bank-sponsored ABTNs or asset-backed term notes, received in exchange for asset-backed commercial paper that is accounted for at fair market value totaling $7.9 billion.

The Caisse’s constituting statutes establish the mission and governance rules, particularly the composition and functioning of the board of directors and the criteria for selecting its members. In this regard, at least two-thirds of the members of the board of directors, including the chair, must meet the requirements of an independent director.

The Caisse’s constituting statutes provide for the creation of three committees by the board of directors — an audit committee, a governance and ethics committee and a human resources committee —and defines the role of each. It also establishes that the offices of chair of the board and president and chief executive officer are to be two separate functions. It requires that the Caisse adopt an investment policy for each specialized portfolio it holds and provides rules of ethics for the Caisse, its officers and employees, and its wholly-owned subsidiaries.

Commission administrative des régimes de retraite et d’assurances (“CARRA”). CARRA administers public sector retirement plans including RREGOP and RRPE. As of December 31, 2010, assets in these plans, deposited with the Caisse, are estimated at $49.1 billion (at market value).

Régie des rentes du Québec (“RRQ”). RRQ administers the Régime de rentes du Québec (“Québec Pension Plan”  or “QPP”), a compulsory public insurance plan. Its purpose is to provide persons who work in Québec and their families with basic financial protection in the event of retirement, death or disability. The Plan is financed by contributions from Québec workers and employers. As of December 31, 2010, RRQ entrusted $33.8 billion of funds to the Caisse (at market value).

For a number of years, the QPP has faced increased financial pressure stemming chiefly from the aging of the population and the continuing improvement in life expectancy. Accordingly, based on the actuarial report of the QPP as at December 31, 2009, the steady-state contribution rate, i.e., the rate needed to secure the plan’s long-term financial stability, would be 11.02%.

With the current contribution rate of 9.9%, the benefits paid by the plan would exceed contributions as of 2013. In the short term, the QPP will then have to draw on its investment income and, as of 2023, tap its reserve to fund benefits for retirees.

To maintain the Québec Pension Plan’s reserve in the long run, the 2011-2012 Budget stipulates that the Plan contribution rate will be raised gradually from 9.9% to 10.8% over six years in increments of 0.15% per year starting January 1, 2012 and continuing until January 1, 2017.

Also, to encourage later retirement, the monthly increase in the QPP pension applied for after age 65 will rise from 0.5% to 0.7% as of January 1, 2013 and the monthly reduction in a pension applied for prior to age 65 will be raised, in proportion to the amount of the QPP pension, from 0.5% to 0.6% in the case of a maximum pension. The adjustment will be phased in over three years beginning January 1, 2014.

Accordingly, as of 2017, the Plan’s contribution rate is forecast to be equivalent to its steady-state contribution rate, which will stabilize its financial situation.

PUBLIC SECTOR DEBT

Public sector debt includes debt incurred and guaranteed by the Government and debt of public institutions under Government jurisdiction, including local administrations. Public sector debt consists of funded and unfunded debt. Unfunded debt includes indebtedness for a maturity of one year or less.

The following table shows information on the funded debt, net of sinking fund balances, of the Québec public sector which includes the funded debt of the Government (including the debt of consolidated organizations), debt guaranteed by the Government, debt of the municipal sector and debt of other institutions as of the dates indicated. In a number of these instances, notably that of Hydro-Québec, debt service is provided by operating revenues and other internally generated sources rather than from taxes. As of March 31, 2010 and March 31, 2011, funded debt of the public sector, net of sinking fund balances, was estimated to amount to $183.9 billion and $198.7 billion, respectively, of which 5.4% and 5.7% was held by the Caisse.

Table 17

Funded Debt of Public Sector (net of sinking fund balances)
As of March 31

(dollar amounts in millions) (1)

	Unadjusted(2) 2007	Unadjusted(2) 2008	Unadjusted(2) 2009	2010	Preliminary Results 2011(3)

Government Funded Debt

Borrowings – Government	109,714	112,507	124,549	126,731	139,035

Borrowings – to finance Government Enterprises	31	25	221	217	855

Government Guaranteed Debt(4)	32,674	32,399	36,668	36,385	37,723

Municipal Sector Debt	16,409	17,321	18,639	19,538	20,307

Other Institutions(5)	2,023	1,552	931	1,055	817

Public Sector Funded Debt(6)	160,851	163,804	181,008	183,926	198,737

Per capita ($)	21,076	21,309	23,353	23,496	25,134

As percentage of(7)

GDP	56.9%	55.4%	59.8%	62.2%	65.6%

Personal income	68.0%	65.6%	69.6%	73.6%	76.4%

(1)	Canadian dollar equivalent at the dates indicated for borrowings in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(2)	Starting in 2009-2010, reflects the line-by-line consolidation of the results of network institutions with those of the Government. The figures for Fiscal 2007 to Fiscal 2009 have not been restated.
(3)

The Preliminary Results 2011 are based on financial information presented as at March 31, 2011 in the 2011-2012 Budget which was tabled on March 17, 2011, as revised. These preliminary results are subject to change.

(4)	Represents debt of Hydro-Québec.
(5)

The figures for Fiscal 2007 to Fiscal 2009 have not been restated on a line-by-line consolidated basis. Figures for Fiscal 2010 and Fiscal 2011 represent debt of the universities other than the Université du Québec and its constituents.

(6)	Includes debt covered by the Government’s commitments (see “Government’s Commitments”).
(7)	Percentages are based upon the prior calendar year’s GDP and Personal income.

Government Debt

Government debt consists of funded and unfunded debt. Unfunded debt includes indebtedness with a maturity of one year or less. As of March 31, 2010, unfunded debt of the Government was $18.6 billion consisting of Treasury Bills for $3.3 billion plus $15.3 billion representing the excess of short-term liabilities over short-term assets. On March 31, 2011, unfunded debt of the Government was estimated, on a preliminary basis, at $6.5 billion consisting of Treasury Bills for $3.3 billion plus $3.2 billion representing the excess of short-term liabilities over short-term assets.

Table 18

Government Funded Debt
As of March 31

(dollar amounts in millions)(1)

	Unadjusted(2) 2007	Unadjusted(2) 2008	Unadjusted(2) 2009	2010	Preliminary Results 2011(3)	Average Interest Rate 2011 (%)	Average Term to Maturity 2011 (years)

Borrowings – Government

Payable in Canadian Dollars

Debentures and Other Loans	99,826	100,470	112,030	119,528	135,755	4.8	13.3

Savings Products	4,879	5,290	5,895	6,473	6,744	3.9	—

Payable in Foreign Currencies

United States Dollars	1,075	2,081	2,413	837	1,283	5.8	9.6

Japanese Yen	2,082	2,341	2,350	2,183	379	3.5	4.0

Swiss Francs	3,104	3,518	3,197	2,162	643	2.9	5.9

Pounds Sterling	(2)	(2)	(1)	—	(1)	—	2.7

Euros	3,144	3,450	3,639	1,142	126	4.5	4.7

Funded Debt	114,108	117,148	129,523	132,325	144,929

Less: Sinking Funds(4)	4,394	4,641	4,974	5,594	5,894

Net borrowings – Government(5)	109,714	112,507	124,549	126,731	139,035	4.6	11.3

Borrowings – to finance Government Enterprises

Payable in Canadian Dollars

Debentures and Other Loans	31	25	221	217	855	3.2	3.0

Borrowings – to finance Government Enterprises(3)	31	25	221	217	855	3.2	3.0

(1)	Canadian dollar equivalent at the dates indicated for borrowings in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(2)	Starting in 2009-2010, reflects the line-by-line consolidation of the results of network institutions with those of the Government. The figures for Fiscal 2007 to Fiscal 2009 have not been restated.
(3)

The Preliminary Results 2011 are based on financial information presented as at March 31, 2011 in the 2011-2012 Budget which was tabled on March 17, 2011, as revised. These preliminary results are subject to change.

(4)

Consists of funds withdrawn annually from the Consolidated Revenue Fund and consolidated organizations. Foreign securities held in sinking funds are valued at the Canadian dollar equivalent at the dates indicated.

(5)

Subsequent to March 31, 2011, the Government has issued or agreed to issue debentures and other funded indebtedness which total approximately $2.2 billion. The Government currently has credit agreements with various banks and financial institutions for a total of US$3.5 billion.

The following table shows the maturities of the Government’s funded debt outstanding as of March 31, 2011, net of a sinking fund balance of $5,894 million ($5,594 million as of March 31, 2010) valued at exchange rates at that date. It also takes into account future required contributions to sinking funds for all outstanding loans and debentures. The results shown in the following tables are based on financial information presented in the 2011-2012 Budget. These results are subject to change.

Table 19

Maturities of Government Funded Debt for Borrowings – Government

(dollar amounts in millions)(1)

Fiscal Year Payable	Canadian Dollars	U.S. Dollars	Japanese Yen	Swiss Francs	Pounds Sterling	Euros	Total 2010-2011	Total 2009-2010

Year 1	10,204	19	—	—	—	138	10,361	7,191

Year 2	8,330	19	—	—	—	(2)	8,347	9,579

Year 3	10,525	19	(1)	—	—	—	10,543	8,273

Year 4	12,784	18	35	—	—	(6)	12,831	10,150

Year 5	9,843	57	12	36	—	—	9,948	12,490

1 – 5 years	51,686	132	46	36	—	130	52,030	47,683

6 – 10 years	42,079	771	145	394	(1)	(156)	43,232	41,462

11 – 15 years	8,259	(443)	—	213	—	—	8,029	5,455

16 – 20 years	5,099	(113)	188	—	—	152	5,326	7,364

21 – 25 years	7,889	—	—	—	—	—	7,889	6,896

26 – 67 years	22,529	—	—	—	—	—	22,529	17,871

	137,541	347	379	643	(1)	126	139,035	126,731

(1)

Amounts denominated in foreign currencies are shown at the Canadian dollar equivalent at March 31, 2011, after taking into account currency swap agreements and foreign exchange forward contracts, including unrealized currency gains of $856 million which will be amortized over the remaining term of this debt.

The information relating to debt retirement set out above includes amounts to be withdrawn annually from the Consolidated Revenue Fund for the creation of sinking funds for the redemption of debentures of the Government in connection with contractual obligations incurred in certain debt issues. On March 31, 2010, the amount set aside for sinking fund purposes was $161 million and, at that date, the aggregate value of sinking funds was $5,594 million, of which $4,418 million was invested in debentures issued or guaranteed by the Government. For the year ended March 31, 2011, the amount set aside for sinking fund purposes was $137 million and, at that date, the aggregate value of sinking funds was $5,894 million, of which $4,995 million was invested in debentures issued or guaranteed by the Government.

Table 20

Maturities of Government Funded Debt for Borrowings – to finance Government Enterprises

(dollar amounts in millions)(1)

Fiscal Year Payable	Total 2010-2011	Total 2009-2010

Year 1	—	75

Year 2	—	1

Year 3	4	—

Year 4	100	5

Year 5	531	50

1 – 5 years	635	131

6 – 10 years	220	86

11 – 15 years	—	—

16 – 20 years	—	—

21 -25 years	—	—

26 – 30 years	—	—

	855	217

(1)	As of March 31, 2011, all Government Funded Debt for Borrowings to finance Government Enterprise debts were either denominated in Canadian dollars or were fully swapped in Canadian dollars.

Guaranteed Debt

The following table summarizes funded debt guaranteed by the Government (net of sinking fund balances).

Table 21

Guaranteed Funded Debt (net of sinking fund balances)

As of March 31

(dollar amounts in millions)(1)

	2007	2008	2009	2010	Preliminary Results 2011(2)	Average Interest Rate 2011 (%)	Average Term to Maturity 2011 (years)

Hydro-Québec	32,674	32,399	36,668	36,385	37,723	6.3	19.2

	32,674	32,399	36,668	36,385	37,723

(1)	Canadian dollar equivalent at dates indicated for borrowings in foreign currencies issues after taking into account currency exchange agreements and foreign exchange forward contracts.
(2)

The Preliminary Results 2011 are based on financial information presented as at March 31, 2011 in the 2011-2012 Budget which was tabled on March 17, 2011, as revised. These preliminary results are subject to change.

As of March 31, 2011, unfunded debt guaranteed by the Government, on a preliminary basis, amounted to $4,071 million, including $3,232 million borrowed from financial institutions under a student loan program and $839 million of short-term debt of Hydro-Québec.

Funded Debt of the Municipal Sector and Other Institutions

The funded debt of the Québec public sector also includes indebtedness of public institutions under the Government’s jurisdiction. These institutions include the municipal sector (municipal corporations, urban communities and transportation commissions), educational institutions (school corporations, universities and colleges), health and social services establishments and other Government enterprises (Government agencies, boards and commissions).

The following table shows information on the funded debt of these institutions, net of debt held or guaranteed by the Government, as of the dates indicated.

Table 22

Funded Debt of the Municipal Sector and Other Institutions

As of March 31

(dollar amounts in millions)(1)

	Unadjusted(2) 2007	Unadjusted(2) 2008	Unadjusted(2) 2009	2010	Preliminary Results 2011(3)

Municipal Sector	16,409	17,321	18,639	19,538	20,307

Educational Institutions(4)	1,873	1,411	877	1,055	817

Health and Social Services Establishments	150	141	54

	18,432	18,873	19,570	20,593	21,124

(1)

Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency exchange agreements and foreign exchange forward contracts. The amounts shown do not include loans from borrowings made by the Government on behalf of these entities.

(2)					Starting in 2009-2010, reflects the line-by-line consolidation of the results of network institutions with those of the Government. The figures for Fiscal 2007 to Fiscal 2009 have not been restated.
(3)

The Preliminary Results 2011 are based on financial information presented as at March 31, 2011 in the 2011-2012 Budget which was tabled on March 17, 2011, as revised. These preliminary results are subject to change.

(4)					Figures for 2010 and 2011 represent debt of the universities other than the Université du Québec and its constituents.

The funded debt of these institutions consists mainly of the funded debt of the municipal sector which benefits from a large degree of autonomy since approximately 95% of the total revenue is derived from local sources. The relative magnitude of capital investment and borrowing by local governments in Québec is attributable, to a large extent, to the responsibilities assumed by Québec municipal corporations with respect to major projects related to the development of new residential and industrial areas. Approximately one-third of the debt of municipal corporations and urban communities has been incurred for these projects which in several other parts of Canada are financed directly by the private sector. The Ministère des Affaires municipales et des Régions et de l’Occupation du territoire supervises and controls the borrowings of all Québec municipal corporations and urban communities.

In 2009 (the most recent year for which information is available), local sector expenditure including school corporations totalled $24.4 billion, representing 26.8% of consolidated expenditure of the Québec public sector. The net accumulated surplus from current operations of Québec municipal corporations, including reserves, increased from $1,752.1 million in 2008 to $1,755.8 million in 2009. Net long-term debt of the municipal sector supported by local taxpayers increased from $15.4 billion as of December 31, 2008 to

$16.6 billion as of December 31, 2009. This debt, as a percentage of real estate valuation, decreased from to 2.7% in 2008 to 2.6% in 2009.

Government’s Commitments

The following table shows information on the Government’s commitments for the repayment of the principal on borrowings made for capital expenditures by the educational institutions and health and social services establishments as well as by the municipal sector. The amounts for Fiscal 2011 are not yet publicly available.

Table 23

Government’s Commitments(1)

As of March 31

(dollar amounts in millions)(2)

	2007	2008	2009	2010

Educational Institutions	1,934	1,987	2,206	2,297

Municipal Sector	2,791	2,726	2,846	3,084

Others Beneficiaries	1,128	1,323	1,455	1,566

	5,853	6,036	6,507	6,947

(1)

Including commitments to repay loans from borrowings made by the Government on behalf of these entities.
The debt covered by these commitments is included in the Funded Debt of Public Sector (see “Funded Debt of Public Sector”).

(2)				Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.

WHERE YOU CAN FIND MORE INFORMATION

This document appears as an exhibit to the annual report of Québec on Form 18-K for the fiscal year ended March 31, 2011 filed with the U.S. Securities and Exchange Commission (the “Commission”) on EDGAR through the Commission Internet web site at http://www.sec.gov. Additional information with respect to Québec is available in the annual report or in other exhibits or amendments to the annual report. You may read and copy any document Québec files with the Commission at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call the Commission’s toll free number at 1-800-SEC-0330 if you need further information about the operation of the Commission’s public reference room. In addition, you may request a copy of these filings at no cost from Ministère des Finances du Québec, Direction du financement des organismes publics et documentation financière, 12 rue Saint-Louis, Québec, Québec, G1R 5L3, Canada. This document is also available on the Ministère des Finances du Québec Internet web site at http://www.finances.gouv.qc.ca. This web site is an inactive textual reference only and any information available on this web site shall not be deemed to form a part of this document or the annual report to which it appears as an exhibit.

FORWARD-LOOKING STATEMENTS

Various statements made throughout this document are forward looking and contain information about financial results. The words “forecast”, “preliminary estimate”, “preliminary results” and similar expressions identify forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance. Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this document. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SUPPLEMENTARY INFORMATION

The following tables indicate present or future characteristics of the funded debt of Borrowings-Government outstanding as of March 31, 2011. Previous characteristics are not indicated.

Table 24

Borrowings-Government outstanding as of March 31, 2011

Maturity	Issue	Interest Payment		Canadian Dollars		CUSIP Number
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References

A) Payable in Canadian Dollars
2011-09-02	1986-09-02	03-02 & 09-02	9.50	439,700,000	440,485,564	CA748148KC60	SFP (2):1997-09-02
2012-02-10	1987-02-10	02-10 & 08-10	9.00	179,300,000	179,563,774	CA748148KE27	SFP (1):1988-02-10
2012-06-04	1987-06-04	06-04 & 12-04	10.50	200,000,000	199,833,269	CA748148LQ48
2012-10-01	2002-04-08	04-01 & 10-01	6.00	2,341,500,000	2,360,665,184	CA748148BG75
2012-10-09	1987-10-09	04-09 & 10-09	11.875	100,000,000	99,987,912	CA748148MJ95
2013-10-01	2003-07-21	04-01 & 10-01	5.25	2,152,000,000	2,161,317,126	CA748148RK14
2013-12-01	2003-01-15	06-01 & 12-01	3.30	821,746,256	822,407,541	CA748148RH84	Real Return Bonds. Yields linked to the CPI for Canada.
2014-06-01	1989-06-01	06-01 & 12-01	10.50	125,000,000	124,808,942	CA748148KJ14	SFP (1):1990-06-01
2014-12-01	2004-08-03	06-01 & 12-01	5.50	2,500,000,000	2,540,145,777	CA748148RN52
2015-07-27	1990-07-27	01-27 & 07-27	11.00	50,000,000	49,851,991	CA748148KN26	SFP (1):1991-07-27
2015-12-01	2005-06-03	06-01 & 12-01	5.00	2,500,000,000	2,550,723,279	CA748148RP01
2021-12-01	2001-02-13	06-01 & 12-01	4.50	730,914,424	824,797,993	CA748148QY2	Real Return Bonds. Yields linked to the CPI for Canada.
2023-01-16	1993-03-04	01-16 & 07-16	9.375	2,202,200,000	2,262,135,446	CA748148NX70	SFP (1):1994-01-16
2023-03-30	1992-12-29	03-30 & 09-30	9.50	375,000,000	373,306,467	CA748148PA59
2026-04-01	1996-07-19	04-01 & 10-01	8.50	2,176,100,000	2,360,238,974	CA748148PZ01	SFP (1):1997-04-01
2026-12-01	1998-02-27	06-01 & 12-01	4.50	1,135,704,943	1,181,687,120	CA748148QG11	Real Return Bonds. Yields linked to the CPI for Canada.
2029-10-01	1998-05-01	04-01 & 10-01	6.00	2,737,300,000	2,680,153,361	CA748148QJ59	SFP (1):1999-10-01
2031-12-01	2001-02-13	06-01 & 12-01	4.25	1,170,698,152	1,419,804,721	CA748148QZ9	Real Return Bonds. Yields linked to the CPI for Canada.
2031-12-01	2002-11-13	06-01 & 12-01	3.441	55,170,697	55,170,018	CA748148RF29	Real Return Bonds. Yields linked to the CPI for Canada.

Maturity	Issue	Interest Payment		Canadian Dollars		CUSIP Number
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References

2032-06-01	2000-06-27	06-01 & 12-01	6.25	4,200,200,000	4,145,357,844	CA748148QT3
2036-12-01	2003-07-28	06-01 & 12-01	5.75	4,082,900,000	4,218,198,893	CA748148RL9

Medium-Term Notes
2011-04-28	2004-04-28	04-28	4.50	200,000,000	199,983,777	XS0190878081
2011-05-16	2006-02-21	05-16 & 08-16 & 11-16 & 02-16	Floating	1,200,000,000	1,200,000,000	CA74814ZDD20
2011-08-06	2004-08-06	08-06 & 11-06 & 02-06 & 05-06	Floating	1,300,000,000	1,300,062,820	CA74814ZDA80	CDOR (3 months) + 0.075%
2013-02-04	2005-02-04	02-04	4.375	400,000,000	399,327,291	XS0211709844
2013-12-10	2006-12-21	03-10 & 06-10 & 09-10 & 12-10	Floating	1,282,000,000	1,282,174,012	CA74814ZDQ33	CAD-BA (3 months) - 0.01%
2014-05-10	2004-05-10	02-10 & 05-10 & 08-10 & 11-10	Floating	250,000,000	250,000,000	XS0192344280	CAD-BA (3 months) + 0.085%
2014-06-03	2004-07-26	06-03	5.125	250,000,000	248,818,463	XS0197261935
2014-06-30	2004-12-06	12-30 & 03-30 & 06-30 & 09-30	Floating	249,999,998	249,999,998	XS0207384487	CAD-BA (3 months) + 0.12%
2014-07-16	1995-09-05	01-16 & 07-16	9.05	10,000,000	9,995,738	CA74814ZAY93
2015-05-18	2005-05-18	05-18	4.65	100,000,000	99,894,626	XS0219854659
2015-06-30	1995-04-03	06-30 & 12-30	9.65	4,664,000	4,677,685	CA74814ZAP86
2016-06-30	1995-04-03	06-30 & 12-30	9.65	7,739,000	7,766,180	CA74814ZAQ69
2016-10-11	2006-10-11	10-11 & 01-11 & 04-11 & 07-11	Floating	200,000,000	200,000,000	XS0270863060	CAD-BA (3 months) + 0.03%
2016-12-01	2006-01-30	06-01 & 12-01	4.50	3,000,000,000	2,973,914,936	CA74814ZDH34
2017-05-14	2006-12-14	02-14 & 05-14 & 08-14 & 11-14	Floating	200,000,000	200,000,000	XS0279291172	CAD-BA (3 months) + 0.07%
2017-06-30	1995-04-03	06-30 & 12-30	9.65	7,744,000	7,775,353	CA74814ZAR43
2017-12-01	2007-01-29	06-01 & 12-01	4.50	4,000,000,000	3,942,871,670	CA74814ZDR16
2018-12-01	2008-01-22	06-01 & 12-01	4.50	4,000,000,000	3,977,998,913	CA74814ZDU45

Maturity	Issue	Interest Payment		Canadian Dollars		CUSIP Number
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References

2019-12-01	2009-05-08	06-01 & 12-01	4.50	5,000,000,000	5,066,271,438	CA74814ZEE93
2020-12-01	2004-12-07	06-01 & 12-01	5.00	100,000,000	98,859,634	CA74814ZDC47
2020-12-01	2010-04-09	06-01 & 12-01	4.50	5,000,000,000	5,171,773,757	CA74814ZEG42
2021-12-01	2011-02-08	06-01 & 12-01	4.25	1,500,000,000	1,493,573,409	CA74814ZEH25
2023-03-30	1995-08-09	03-30 & 09-30	9.50	194,500,000	196,671,525	CA74814ZAX11
2025-06-01	2004-12-08	06-01 & 12-01	5.35	652,000,000	672,715,397	CA74814ZDE03
2026-04-01	2002-06-25	04-01 & 10-01	7.50	165,850,000	165,850,000	CA74814ZDS98
2026-04-01	1996-12-27	04-01 & 10-01	8.50	100,000,000	105,215,772	CA74814ZBH51	SFP (1): 1997-04-01
2026-04-01	1999-01-12	04-01 & 10-01	8.50	90,000,000	107,844,859	CA74814ZCA99
2026-04-01	2003-09-16	04-01 & 10-01	6.40	90,000,000	90,000,000	CA74814ZCY75
2026-04-01	2003-07-22	04-01 & 10-01	5.50	74,332,000	73,686,936	CA74814ZCX9
2028-01-01	2008-06-20	04-01 & 07-01 & 10-01 & 01-01	1.797	523,806,704	523,806,704	CA74814ZDV28	Real return medium-term notes. Yields linked to the CPI for Canada
2028-04-01	1999-02-19	04-01 & 10-01	6.10	5,000,000	5,000,000	CA74814ZCD3
2035-04-01	1995-04-13	04-01 & 10-01	-	100,000,000	41,971,208	CA74814ZAT09	Others (1)
2035-04-01	1995-04-11	04-01 & 10-01	-	150,000,000	62,659,008	CA74814ZAS26	From 1999-04-01 to 2006-10-01: $2,000,000 each Interest Payment Date
2035-04-01	1995-01-31	04-01	-	150,000,000	79,181,801	CA74814ZAH60	Others (2)
2035-04-01	1997-12-15	04-01 & 10-01	6.50	300,000,000	296,816,028	CA74814ZBP7
2035-04-01	1999-02-02	-	-	456,000,000	162,961,756	CA74814ZCB72	Zero-coupon Note
2036-12-01	2008-11-04	06-01 & 12-01	3.25	747,944,440	824,214,543	CA74814ZDW01	Real return medium-term notes. Yields linked to the CPI for Canada
2038-12-01	2006-08-29	06-01 & 12-01	5.00	5,000,000,000	5,062,002,623	CA74814ZDK62
2039-10-01	1999-02-05	-	-	525,000,000	161,808,517	CA74814ZCC5	Zero-coupon note
2040-04-01	2000-05-25	04-01 & 10-01	6.43	463,000,000	479,022,180	CA74814ZCJ0	Others (3)
2041-12-01	2009-09-22	06-01 & 12-01	5.00	6,500,000,000	6,815,450,224	CA74814ZEF68
2043-07-08	2003-07-08	01-08 & 07-08	5.60	80,000,000	80,329,944	CA74814ZCW1
2049-09-21	2008-12-01	09-21 & 03-21	5.10	13,440,000	13,534,240	CA74814ZDX83
2051-09-21	2006-11-23	09-21 & 03-21	5.00	420,000,000	450,405,130	CA74814ZDN02

Maturity	Issue	Interest Payment		Canadian Dollars		CUSIP Number
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References

2053-09-21	2008-12-01	09-21 & 03-21	5.10	37,192,000	38,254,784	CA74814ZDY66
2056-12-01	2006-04-07	06-01 & 12-01	Various	1,500,000,000	1,488,442,163	CA74814ZDJ99	Others (4)
2057-09-21	2008-12-01	09-21 & 03-21	5.10	9,857,000	9,841,136	CA74814ZDZ32
2058-09-21	2008-12-01	09-21 & 03-21	5.10	38,326,000	40,584,218	CA74814ZEA71
2059-09-21	2008-12-01	09-21 & 03-21	5.10	6,294,000	6,296,823	CA74814ZEB54
2061-09-21	2009-02-11	09-21 & 03-21	5.00	25,000,000	25,146,096	CA74814ZEC38
2062-09-21	2006-11-23	09-21 & 03-21	6.70	150,000,000	210,409,139	CA74814ZDP59
2065-06-01	2009-03-02	06-01 & 12-01	Various	385,000,000	368,889,021	CA74814ZED11	Others (5)
2065-09-21	2006-09-21	09-21 & 03-21	6.35	940,000,000	1,221,244,389	CA74814ZDM29
2076-12-01	2007-06-29	06-01 & 12-01	Various	500,000,000	489,709,185	CA74814ZDT71	Others (6)

Savings Products
Savings Bonds
2011-2021		06-01	1.25 - 1.79	389,166,226	389,166,226		Put (1)
Other Savings Products
2011-2021		Various	Various	6,355,286,533	6,355,286,533

Receiver General of Canada
2011-2038	1991-2010	02-01 & 08-01	4.28 - 10.04	95,747,049	95,747,049		Put (2)

Assumed Debt
2013-2017	1963-1967		5.125 - 5.75	9,044,746	9,044,746		Payable in semi-annual installments, including principal and interest

Immigrant Investor Program
2011-2016	2006-2011	-	2.32 - 4.94	3,485,200,000	3,195,418,186

Maturity	Issue	Interest Payment		Canadian Dollars		CUSIP Number
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References

Société immobilière du Québec
2013-03-28	1988-03-28	03-28 & 09-28	10.10	59,427,570	59,427,570
2014-06-16	1989-06-16	06-16 & 12-16	10.50	150,000,000	150,000,000

Société québécoise d’assainissement des eaux
2014-07-31	1989-07-31	01-31 & 07-31	10.20	50,000,000	50,000,000

Immobilière SHQ
2011-05-01	2006-05-01	1st of each month	4.510	90,924,507	61,431,134
2011-05-09	1991-05-09	05-09 & 11-09	10.800	180,000,000	133,241,000
2011-05-13	1993-05-13	05-13 & 11-13	8.950	689,900	70,900
2011-06-01	2006-04-01	1st of each month	4.280	497,205	428,933
2011-12-01	2002-01-01	1st of each month	5.770	124,661,500	70,800,526
2012-03-01	2002-04-01	1st of each month	6.240	51,147,133	40,306,506
2013-05-13	1993-05-13	05-13 & 11-13	8.950	199,241,761	144,957,100
2013-11-01	2008-11-01	1st of each month	3.010	111,950,281	86,583,015
2014-02-01	2009-01-19	1st of each month	1.820	30,538,851	23,511,419
2014-04-01	1999-04-01	04-01	5.944	1,535,744	548,670
2014-05-04	2009-05-04	1st of each month	1.990	54,886,026	46,650,283
2015-03-01	2010-03-01	1st of each month	2.510	54,817,941	48,751,019
2015-04-01	2005-04-01	1st of each month	4.810	257,972,087	205,543,219
2017-02-01	2007-02-01	1st of each month	4.480	64,558,765	52,621,247
2019-07-01	1999-07-01	07-01	6.875	391,579	240,760
2020-06-01	2010-06-01	1st of each month	3.430	56,624,229	54,813,574
2020-07-01	1999-07-01	07-01	Various	6,492,063	4,209,620
2020-07-01	2010-07-01	07-01	6.875	14,497,735	8,762,671
2020-10-01	2010-10-01	1st of each month	3.130	94,942,095	92,295,441
2021-07-01	1999-07-01	07-01	Various	30,860,513	21,304,596

Maturity	Issue	Interest Payment		Canadian Dollars		CUSIP Number
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References

2021-07-01	2005-07-01	07-01	6.875	18,937,434	15,030,694
2021-07-01	2006-07-01	07-01	7.875	4,869,822	4,063,165
2022-07-01	1999-07-01	01-01 & 07-01	7.875	715,719	507,108
2022-07-01	1999-07-01	07-01	Various	39,942,261	29,618,563
2022-07-01	2007-07-01	07-01	6.875	5,637,667	4,916,076
2023-07-01	1973-07-01	07-01	7.625	466,925	297,475
2023-07-01	1998-07-01	07-01	7.750	367,558	271,317
2023-07-01	1999-07-01	07-01	Various	42,661,703	29,652,399
2023-07-01	2009-07-01	07-01	7.250	4,282,969	2,367,667
2023-12-01	1984-12-01	1st of each month	7.875	698,907	460,503
2024-07-01	1974-07-01	07-01	8.000	1,382,326	939,962
2024-07-01	1975-07-01	07-01	7.875	638,433	431,722
2024-07-01	1999-07-01	07-01	Various	75,367,578	56,427,646
2024-07-01	2002-07-01	07-01	7.875	4,787,256	3,871,497
2024-07-01	2008-07-01	07-01	7.750	805,552	749,858
2025-07-01	1975-07-01	07-01	7.875	6,034,832	4,229,249
2025-07-01	1976-07-01	07-01	7.875	153,278	107,603
2025-07-01	1999-07-01	01-01 & 07-01	7.875	1,185,435	922,459
2025-07-01	1999-07-01	07-01	Various	44,857,660	35,478,106
2026-04-01	1999-04-01	04-01	5.944	53,464,692	40,941,236
2026-07-01	1999-07-01	07-01	Various	35,431,394	28,736,501
2027-04-01	1999-04-01	04-01	5.944	11,531,559	9,021,082
2027-07-01	1999-07-01	07-01	8.000	1,349,826	1,118,457
2028-04-01	1999-04-01	04-01	5.944	77,583,667	61,869,374
2028-07-01	1999-07-01	07-01	Various	7,283,852	6,110,030
2029-01-01	1981-01-01	01-01 & 07-01	Various	1,674,410	1,420,826
2029-04-01	1999-04-01	04-01	5.944	100,148,082	81,258,077
2029-07-01	1981-07-01	01-01 & 07-01	11.000	2,213,100	1,919,091

Maturity	Issue	Interest Payment		Canadian Dollars		CUSIP Number or
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	ISIN Code	References

2029-07-01	1999-07-01	07-01	Various	12,255,097	10,512,002
2030-01-01	2000-01-01	01-01	Various	9,836,195	8,387,317
2030-04-01	1999-04-01	04-01	5.944	76,170,974	62,779,773
2030-07-01	1981-07-01	01-01 & 07-01	11.000	1,671,870	1,472,434
2030-07-01	1999-07-01	07-01	7.875	2,124,532	1,839,012
2031-04-01	1999-04-01	04-01	5.944	14,075,637	11,767,377
2032-04-01	1999-04-01	04-01	5.944	318,317	269,589
2032-07-01	1999-07-01	07-01	8.000	2,601,373	2,311,893

Other Consolidated Organizations
Various	Various	Various		1,211,647,222	1,188,419,700

Financement-Québec
2011-10-25	2006-02-10	04-25, 07-25, 10-25 & 01-25	Floating	400,000,000	400,000,000	31739ZAE57
2011-12-01	2004-06-15	06-01 & 12-01	5.25	1,500,000,000	1,504,149,499	317385AH55
2012-04-25	2006-06-09	01-25, 04-25, 07-25 & 10-25	Floating	820,000,000	819,989,225	31739ZAF23
2012-11-01	2004-09-02	11-01	5.00	200,000,000	199,836,338	XS0200124120
2013-09-16	2007-02-16	03-16, 06-16, 09-16 & 12-16	Floating	1,556,000,000	1,557,939,259	31739ZAH88
2013-09-23	2008-10-06	03-23 & 09-23	4.09	600,000,000	600,003,002	31739ZAL90
2014-03-01	2006-01-23	03-01 & 09-01	4.25	1,500,000,000	1,494,823,458	31739ZAC91
2014-06-01	2009-02-17	06-01 & 12-01	3.25	1,500,000,000	1,505,325,267	31739ZAM73
2014-06-09	2007-02-09	03-09, 06-09, 09-09 & 12-09	Floating	200,000,000	200,000,000	XS0286907547
2014-12-01	2007-12-03	03-01,06-01, 09-01 & 12-01	Floating	1,542,000,000	1,510,744,788	31739ZAJ45
2015-03-10	2005-03-10	06-10, 09-10, 12-10 & 03-10	Floating	200,000,000	200,000,000	XS0214474636
2015-10-14	2005-10-14	01-14, 04-14, 07-14 & 10-14	Floating	200,000,000	200,000,000	XS0232639715

Maturity	Issue	Interest Payment		Canadian Dollars		CUSIP Number or
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	ISIN Code	References

2015-12-01	2000-09-01	06-01 & 12-01	6.25	309,400,000	308,474,442	317385AD4
2015-12-01	2008-05-26	06-01 & 12-01	4.25	1,300,000,000	1,319,969,701	31739ZAK18
2016-06-02	2010-03-02	03-02, 06-02, 09-02 & 12-02	Floating	1,534,000,000	1,526,543,528	31739ZAP05
2016-12-01	2010-02-23	06-01 & 12-01	3.50	1,500,000,000	1,503,143,271	31739ZAN56
2017-12-01	2011-01-21	06-01 & 12-01	3.50	600,000,000	596,674,166	31739ZAQ87
2020-07-01	2010-07-01	07-01	3.46	132,883,809	132,883,809		Others (7)
2020-10-01	2010-10-01	10-01	2.87	1,237,230	1,237,230		Others (7)
2020-11-01	2010-11-01	11-01	2.77	7,771,505	7,771,505		Others (7)
2021-03-01	2011-03-01	03-01	3.54	8,468,601	8,468,601		Others (7)
2021-03-29	2011-03-29	03-29	3.23	122,531,060	122,531,060		Others (7)
2025-07-01	2010-07-01	07-01	3.83	3,465,730	3,465,730		Others (7)
2025-08-01	2010-08-01	08-01	3.59	980,300	980,300		Others (7)
2025-10-01	2010-10-01	10-01	3.35	1,063,800	1,063,800		Others (7)
2025-11-01	2010-11-01	11-01	3.28	218,431,000	218,431,000		Others (7)
2025-12-01	2010-12-01	12-01	3.59	36,000,000	36,000,000		Others (7)
2026-03-01	2011-03-01	03-01	3.92	110,500,163	110,500,163		Others (7)
2026-03-29	2011-03-29	03-29	3.65	5,981,834	5,981,834		Others (7)
2030-07-01	2010-07-01	07-01	4.04	279,650,462	279,650,462		Others (7)
2030-11-01	2010-11-01	11-01	3.50	21,360,569	21,360,569		Others (7)
2031-02-01	2011-02-01	02-01	3.95	42,858,800	42,858,800		Others (7)
2031-03-01	2011-03-01	03-01	4.12	21,464,580	21,464,580		Others (7)
2031-03-29	2011-03-29	03-29	3.89	193,460,374	193,460,374		Others (7)
2034-06-01	2006-07-26	06-01 & 12-01	5.25	1,522,350,000	1,560,393,793	31739ZAG06

				111,018,260,584	111,134,124,582
Adjustments relating to swap agreements				32,219,741,809	32,219,741,809

Total-Payable in Canadian Dollars				143,238,002,393	143,353,866,391

Maturity	Issue	Interest Payment		Foreign Currency Units		Equivalent in Canadian Dollars	CUSIP Number or
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value		ISIN Code	References

B) Payable in foreign currency
Payable in United States Dollars
2014-05-05	2004-05-05	05-05 & 11-05	4.875	1,000,000,000	997,577,057	969,445,384	US748148RM77
2015-05-26	2005-05-26	05-26 & 11-26	4.60	1,000,000,000	999,631,374	971,441,770	US748148RQ8
2016-03-01	2006-03-01	03-01 & 09-01	5.00	1,250,000,000	1,245,394,246	1,210,274,128	US748148RR64
2016-04-01	1986-04-01	04-01	9.00	250,000,000	249,776,220	242,732,531	LU002143534
2016-11-14	2006-11-14	05-14 & 11-14	5.125	1,500,000,000	1,496,570,215	1,454,366,935	US748148RS4
2018-05-14	2008-05-14	05-14 & 11-14	4.625	1,000,000,000	995,692,925	967,614,385	US748148RT21
2020-07-29	2010-07-29	01-29 & 07-29	3.50	1,500,000,000	1,494,494,812	1,452,350,058	US748148RU93
2023-07-15	1993-07-15	01-15 & 07-15	7.50	1,000,000,000	998,699,423	970,536,099	US748148PB31	SFP (1):1994-07-15
2024-02-09	1994-02-09	02-09 & 08-09	7.125	1,000,000,000	997,747,764	969,611,277	US748148PD96	SFP (1):2004-02-09
2026-12-01	1986-12-01	06-01 & 12-01	8.625	300,000,000	299,518,879	291,072,446	US748148KA05	SFP (2):1987-12-01 then SFP (1): 1997-12-01
2029-09-15	1999-09-24	03-15 & 09-15	7.50	1,500,000,000	1,495,775,067	1,453,594,210	US748148QR73	Global Issue

Medium-Term Notes
2013-02-07	2003-02-07	02-07 & 08-07	Floating	50,000,000	50,000,000	48,590,000	-	USD-LIBOR-LIBO (6 months) + 0.20%
2016-08-31	2006-08-31	08-31 & last day of February	5.30	100,000,000	99 857 426	97,041,447	CA74814ZDL46
2018-08-07	1998-08-07	02-07 & 08-07	6.54	250,000,000	250,000,000	242,950,000	XS0089070485
2019-06-01	2006-01-30	06-01 & 12-01	4.937	5,000,000	5,000,000	4,859,000	CA74814ZDF77
2020-12-01	2006-01-30	06-01 & 12-01	4.962	5,000,000	5,000,000	4,859,000	CA74814ZDG50
2026-01-30	1996-01-30	01-30 & 07-30	6.35	149,875,000	149,855,451	145,629,527	US74815HBZ47	Put (3): January 30, 2011, 2016 & 2021
2026-02-27	1996-02-29	02-27 & 08-27	7.14	99,770,000	99,770,000	96,956,486	US74815HCB69	Put (3): 2016-02-27
2026-03-02	1996-02-29	03-02 & 09-02	7.485	150,000,000	150,000,000	145,770,000	US74815HCA86
2026-03-06	1996-03-06	03-06 & 09-06	7.365	99,850,000	99,850,000	97,034,230	US74815HCC43
2026-03-10	1996-03-08	03-10 & 09-10	7.035	50,000,000	50,000,000	48,590,000	US74815HCD26
2026-04-09	1996-04-09	04-09 & 10-09	7.38	100,000,000	100,000,000	97,180,000	US74815HCE09
2026-04-15	1996-04-11	04-15 & 10-15	7.50	50,000,000	50,000,000	48,590,000	US74815HCG56	Put (3): 2016-04-15 & 2021-04-15

Maturity	Issue	Interest Payment		Foreign Currency Units		Equivalent in Canadian Dollars	CUSIP Number or
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value		ISIN Code	References

2026-04-15	1996-04-11	04-15 & 10-15	7.50	50,000,000	50,000,000	48,590,000	US74815HCF73
2026-07-22	1996-07-22	01-22 & 07-22	7.295	99,965,000	99,965,000	97,145,987	US74815HCJ95	Put (4): 2006-07-22
2035-11-17	2005-11-17	05-07 & 11-17	5.40	75,000,000	74,808,486	72,698,887	US74815HCP5
2036-07-22	1996-07-22	01-22 & 07-22	7.97	160,000,000	160,000,000	155,488,000	US74815HCH30	Put (3): 2016-07-22

Financement-Québec
2012-10-25	2002-10-25	04-25 & 10-25	5.00	500,000,000	499,396,616	782,000,000	US317385AF97

				13,294,460,000	13,264,380,961	13,187,011,786
Adjustments relating to swap agreements				(11,944,284,200)	(12,226,252,355)	(11,903,524,438)

Total-Payable in United States Dollars				U.S.$1,350,175,800	U.S.$1,038,128,606	1,283,487,348

Maturity	Issue	Interest Payment		Foreign Currency Units		Equivalent in Canadian Dollars	CUSIP Number or
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value		ISIN Code	References

Payable in Japanese Yen
2013-05-09	2001-05-09	05-09 & 11-09	1.60	50,000,000,000	49,924,112,957	586,109,308	XS0129013305
2017-02-15	2007-02-15	02-15 & 08-15	1.92	5,000,000,000	5,000,000,000	58,700,022	-

Medium Term Notes
2011-06-06	1996-06-06	06-06 & 12-06	4.06	5,000,000,000	5,000,000,000	58,700,022	XS0066914044
2011-06-20	1996-06-20	06-20	4.00	2,000,000,000	1,999,713,045	23,476,640	XS0067164235
2011-09-26	1996-09-26	03-26 & at Maturity	3.875	10,000,000,000	10,000,000,000	117,400,044	XS0069518131
2011-09-26	1996-09-26	03-26 & at Maturity	3.85	10,000,000,000	10,000,000,000	117,400,044	XS0069585163
2011-09-26	1996-09-26	03-26 & 09-26	Floating	500,000,000	500,000,000	5,870,002	XS0069576253	Others (8)
2011-10-17	1996-10-17	10-17	3.67	500,000,000	499,974,982	5,869,709	XS0070388524
2011-10-21	1996-10-21	10-21	3.66	1,000,000,000	999,873,019	11,738,514	XS0070488662
2011-10-24	1996-10-24	10-24	3.645	2,000,000,000	1,999,370,802	23,472,622	XS0070488407
2011-10-24	1996-10-24	10-24	3.70	500,000,000	499,948,668	5,869,400	XS0070579890
2011-10-28	1996-10-28	03-25 & at Maturity	5.00	10,000,000,000	9,996,148,298	117,354,825	XS0070404073	Interest payable in $A ($A5,618,000 per year and $A3,323,983 at Maturity)
2011-10-28	1996-10-28	10-28	3.65	5,000,000,000	4,997,913,150	58,675,523	XS0070690143
2011-12-19	1996-12-19	12-19	3.31	7,700,000,000	7,697,160,056	90,364,693	XS0071934839
2012-03-20	1997-02-20	03-20	3.44	30,000,000,000	30,000,000,000	352,200,133	XS0073282906
2012-09-25	1997-09-25	03-25 & at Maturity	3.00	11,000,000,000	10,999,384,529	129,132,823	XS0080441396
2012-09-29	1997-09-29	03-29 & at Maturity	3.00	10,000,000,000	10,000,000,000	117,400,044	XS0082098143
2014-07-07	1994-07-07	01-07 & 07-07	5.50	30,000,000,000	29,994,737,200	352,138,348	XS0051759412
2015-02-02	1995-02-02	02-02	5.60	6,000,000,000	6,000,000,000	70,440,027	XS0055430374
2016-02-15	1996-02-15	02-15	4.23	1,000,000,000	999,044,412	11,728,786	XS0063440035
2016-06-27	1996-07-10	06-27 & 12-27	4.305	8,000,000,000	8,000,000,000	93,920,036	XS0067851310
2016-07-11	1996-07-11	01-11 & 07-11	4.50	5,000,000,000	5,020,414,957	58,939,694	XS0067208974
2016-09-26	1996-09-26	03-26 & at Maturity	4.125	5,000,000,000	5,000,000,000	58,700,022	XS0069585320
2016-10-24	1996-10-24	10-24	4.00	500,000,000	499,277,341	5,861,518	XS0070580047

				Foreign Currency Units		Equivalent in
Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Nominal Value	Book Value	Canadian Dollars	CUSIP Number or ISIN Code	References

2016-10-28	1996-10-28	03-22 & at Maturity	4.00	5,000,000,000	4,993,629,849	58,625,237	XS0070775647

2016-11-07	1996-11-07	05-07 & 11-05	3.95	9,600,000,000	9,593,863,212	112,631,997	XS0070684252

2016-11-14	1996-11-14	11-14	3.80	20,000,000,000	19,908,630,378	233,727,409	XS0070920243

2016-11-21	1996-11-21	11-21	4.00	1,000,000,000	1,000,000,000	11,740,004	XS0071482599

2016-11-29	1996-11-29	11-29	3.75	1,000,000,000	1,000,000,000	11,740,004	XS0071205248

2016-12-16	1996-11-22	12-16	3.96	1,000,000,000	1,000,000,000	11,740,004	XS0071476864

2016-12-19	1996-12-18	12-19	3.82	5,000,000,000	5,000,000,000	58,700,022	XS0071823925

2016-12-19	1996-12-18	12-19	3.76	3,000,000,000	3,000,000,000	35,220,013	XS0071934755

2016-12-19	1996-12-19	12-19	3.80	5,000,000,000	5,000,000,000	58,700,022	XS0072031106

2016-12-19	1996-12-19	12-19	4.90	2,000,000,000	2,000,000,000	23,480,009	XS0071771512	Interest payable $A1,072,210 per year

2016-12-19	1996-12-24	12-19	3.80	5,000,000,000	4,995,699,402	58,649,533	XS0072105157

2017-01-09	1997-01-09	01-09	4.70	3,000,000,000	2,997,399,732	35,189,486	XS0072223604	Interest payable in U.S.$ (U.S.$1,252,218 per year)

2017-01-23	1997-01-23	01-23	3.71	5,000,000,000	4,963,619,863	58,272,919	XS0073055328

2017-02-28	1997-02-28	02-28	3.74	4,000,000,000	4,000,000,000	46,960,018	XS0074014779

2017-07-24	1997-07-24	07-24	3.50	5,000,000,000	4,988,449,623	58,564,421	XS0078225884

2017-07-28	1997-07-28	07-28	3.50	3,000,000,000	2,995,493,373	35,167,106	XS0078671236

2017-07-30	1997-07-30	07-30	3.45	1,000,000,000	996,167,165	11,695,007	XS0078670857

2017-08-11	1997-07-24	02-11 & 08-11	3.526	1,300,000,000	1,300,000,000	15,262,006	XS0078704003

2017-10-25	1996-10-25	04-25 & 10-25	4.02	6,000,000,000	6,000,000,000	70,440,027	XS0070689996

2017-10-30	1996-10-30	04-30 & 10-30	3.97	1,700,000,000	1,698,350,022	19,938,637	US74815HCK68

2017-10-31	1997-10-30	10-31	3.01	5,000,000,000	5,000,000,000	58,700,022	XS0081272048

2018-08-20	2008-08-20	02-20 & 08-20	1.80	5,000,000,000	5,000,000,000	58,700,022	XS0382878345

2018-10-30	1996-10-30	04-30 & 10-30	3.97	1,700,000,000	1,698,193,147	19,936,795	US74815HCL42

2029-04-03	2009-04-03	04-03 & 10-03	2.73	13,000,000,000	13,000,000,000	152,620,058	XS0420287897

2029-04-27	2009-04-30	04-27 & 10-27	2.90	3,000,000,000	3,000,000,000	35,220,013	XS0425476891

				331,000,000,000	330,756,569,182	3,883,083,593

Adjustments relating to swap agreements				(298,500,000,000)	(298,500,000,000)	(3,504,391,327)

Total-Payable in Japanese Yen				¥32,500,000,000	¥32,256,569,182	378,692,266

				Foreign Currency Units		Equivalent in
Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Nominal Value	Book Value	Canadian Dollars	CUSIP Number or ISIN Code	References

Payable in Swiss Francs

Medium Term Notes

2014-11-21	2008-11-21	11-21	3.50	250,000,000	249,892,877	265,173,507	CH0047234684

2015-10-05	2005-10-05	10-05	2.25	500,000,000	499,562,563	530,110,175	CH0022651902

2015-12-11	2009-02-11	12-11	3.125	350,000,000	349,870,342	371,264,466	CH0049484600

2017-06-21	2006-12-21	06-21	2.625	500,000,000	496,706,771	527,079,755	CH0027984514

2018-01-19	2008-05-19	01-19	3.375	250,000,000	248,850,493	264,067,383	CH0039621724

2018-12-11	2009-02-11	12-11	3.875	200,000,000	200,416,441	212,671,650	CH0049484618

2021-12-17	2009-12-17	12-17	2.875	200,000,000	201,116,249	213,414,251	CH0107559392

				2,250,000,000	2,246,415,735	2,383,781,187

Adjustments relating to swap agreements				(1,640,000,000)	(1,640,000,000)	(1,740,283,905)

Total-Payable in Swiss Francs				SF 610,000,000	SF 606,415,735	643,497,282

Payable in Autralian Dollars

Medium-Term Notes

2015-07-15	2005-07-15	01-15 & 07-15	5.75	450,000,000	448,396,603	451,308,159	AU0000QBCHE8

Adjustments relating to swap agreements				(450,000,000)	(448,335,965)	(451,247,127)

Total-Payable in Australian Dollars				$A -	$A 60,638	61,032

				Foreign Currency Units		Equivalent in
Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Nominal Value	Book Value	Canadian Dollars	CUSIP Number or ISIN Code	References

Payable in Pounds Sterling

2011-11-04	1996-11-04	11-04	8.625	150,000,000	149,891,436	233,762,385	XS0070614473

2020-03-15	1984-02-15	03-15 & 09-15	12.25	50,000,000	49,724,724	77,547,927	-

				200,000,000	199,616,160	311,310,312

Adjustments relating to swap agreements				(200,000,000)	(200,000,000)	(311,908,928)

Total-Payable in Pounds Sterling				£-	£(383,840)	(598,616)

Payable in Mexican Pesos

Medium-Term Notes

2016-01-19	2006-01-31	Payable every 182 days after August 1st, 2006	8.27	1,500,000,000	1,500,000,000	122,309,764	XS0242849486

Adjustments relating to swap agreements				(1,500,000,000)	(1,500,000,000)	(122,309,764)

Total-Payable in Mexican Pesos				MXN -	MXN -	-

Payable in New Zealand Dollars

2015-11-09	2005-11-09	05-09 & 11-09	6.75	300,000,000	299,404,824	222,207,380	C4108FAC0

Adjustments relating to swap agreements				(300,000,000)	(299,377,670)	(222,187,227)

Total-Payable in New Zealand Dollars				NZ$-	NZ$27,154	20,153

Payable in Hong Kong Dollars

2012-02-02	2007-02-02	02-02 & 05-02 & 08-02 & 11-02	4.30	750,000,000	750,000,000	93,737,943	XS0285533070

2014-01-13	2009-01-13	01-13	3.35	240,000,000	240,000,000	29,996,142	XS0407737203

2014-02-11	2009-02-11	02-11	3.00	472,000,000	472,000,000	58,992,412	XS0412851411

				1,462,000,000	1,462,000,000	182,726,496

Adjustments relating to swap agreements				(1,462,000,000)	(1,462,000,000)	(182,726,496)

Total-Payable in Hong Kong Dollars				HK$-	HK$-	-

Maturity	Issue	Interest Payment		Foreign Currency Units		Equivalent in	CUSIP Number or

Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	Canadian Dollars	ISIN Code	References

Payable in Euro

2011-06-21	2001-06-21	06-21	5.625	1,500,000,000	1,499,813,182	2,067,052,666	XS0131273012

2013-02-27	2003-02-27	02-27	4.25	1,000,000,000	998,700,963	1,376,416,418	XS0163254062

2030-03-12	2010-03-12	03-12	4.14	75,000,000	75,000,000	103,365,507	-

2030-04-29	2010-04-29	04-29	4.02	35,000,000	35,000,000	48,237,237	-

Medium-Term Notes

2015-02-10	2005-02-10	02-10	3.625	1,500,000,000	1,495,841,369	2 ,061,578,686	XS0212274046

2016-06-20	2005-10-20	06-20	3.375	1,500,000,000	1,492,211,140	2,056,575,481	XS0233031326

2017-01-22	1996-11-29	01-22	7.08	51,129,188	50,986,783	70,270,330	XS0071659949

2018-04-03	2006-04-03	04-03	4.22	100,000,000	100,000,000	137,820,676	XS0248732264

2018-04-29	2008-04-29	04-29	4.75	1,250,000,000	1,249,309,786	1,721,807,192	XS0360897689

2019-01-11	1999-01-11	01-11	4/5/6/7.10	22,000,000	21,957,139	30,261,478	XS0092871242	Others (9)

2019-04-29	2009-04-29	04-29	5.00	1,500,000,000	1,495,333,368	2,060,878,557	XS0425413209

				8,533,129,188	8,514,153,731	11,734,264,228

Adjustments relating to swap agreements				(8,423,129,188)	(8,423,129,188)	(11,608,813,588)

Total-Payable in Euro				€ 110,000,000	€ 91,024,543	125,450,640

Total-Payable in foreign currencies						2,430,610,105

Total - Funded Debt of Borrowings-Government						$145,784,476,496

(1) If more than one issue date, the date of the first issue is indicated.

In case of disparity between the terms and conditions of each issue and this table, the terms and conditions of each issue will prevail.

Sinking Fund Provisions (“SFP”):

(1)

As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year from the date indicated, a sum equal to at least 1% of the principal amount of the issue then outstanding. The issue is not redeemable for sinking fund purposes.

(2)

As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year from the date indicated, a sum equal to at least 2% of the principal amount of the issue then outstanding. The issue is not redeemable for sinking fund purposes.

Puttable (“Put”):

(1)	Payable at par at the option of the holder at any time prior to maturity.

(2)	Held and callable in whole or in part, at par at the option of the Minister of Finance of Québec on six days notice subject to the requirements of the Canada Pension Plan.

(3)	Redeemable prior to maturity at the option of the holder in whole or in part, on the date indicated at par upon prior notice.

(4)	Redeemable prior to Maturity at the option of the holder in whole or in part, from the date indicated and on any subsequent Interest Payment Date at par upon prior notice.

Others:

(1)	$2,000,000 for each Interest Payment Date from 1999-04-01 to 2000-10-01 and from 2004-10-01 to 2007-10-01 (with the exception of 2006-04-01: $4,000,000).

(2)

$6,000,000 annually for 1998-04-01 & 1999-04-01; $5,000,000 annually from 2000-04-01 to 2004-04-01; $35,000,000 for 2005-04-01; $5,000,000 for 2006-04-01; $55,000,000 for 2026-04-01 and $110,000,000 annually for 2034-04-01 & 2035-04-01.

(3)	Coupon rate represents the effective yield on the borrowing.

(4)	Interest of 10% payable first day of June and December from June 1, 2006 to December 1, 2015 and 5 % from June 1, 2037 to December 1, 2056.

(5)	Interest of 14% payable first day of June and December from June 1, 2009 to December 1, 2013 and 9 % from June 1, 2042 to June 1, 2065.

(6)	Interest of 8% payable first day of June and December from December 1, 2007 to December 1, 2017 and from June 1, 2039 to December 1, 2076.

(7)	Borrowings contracted with the CMHC under the municipal infrastructure low-cost loans program. Payable in annual installments, including principal and interest.

(8)	The Coupon is determined as follows: [(12.70% divided by 87.50) X JPY/$A rate of exchange five Business Days {London, Sydney and Tokyo} before each Interest Payment Date] – 6.20%. Minimum Rate: 0.00%.

(9)	The Coupon will be 4.00% for the first five years, 5.00% for the years 6 to 10, 6.00% for the years 11 to 15, and 7.10% for the next years.